Exhibit 4.7

Execution version

BOND TERMS

FOR

Brooge Petroleum and Gas Investment Company FZE

Senior Secured Bond 2020/2025

ISIN: NO 0010893076

ATTACHMENT 1 COMPLIANCE CERTIFICATE
ATTACHMENT 2 RELEASE NOTICE – [**] ACCOUNT

BOND TERMS between
ISSUER:	Brooge Petroleum and Gas Investment Company FZE, a Fujairah Free Zone Entity with company registration number 13-FZE-1117 and with LEI number 213800T6YBVV45KTOC07
BOND TRUSTEE:	Nordic Trustee AS, a company existing under the laws of Norway with registration number 963 342 624 and LEI-code 549300XAKTM2BMKIPT85.
DATED:	22 September 2020
These Bond Terms shall remain in effect for so long as any Bonds remain outstanding.

1.	INTERPRETATION

1.1	Definitions

The following terms will have the following meanings:

“Acceptable Bank” means, in relation to Cash and Cash Equivalents, a commercial bank, savings bank or trust company which has a rating of BBB or higher from Standard & Poor’s Ratings Service or Baa2 or higher from Moody’s Investor Service Limited or a comparable rating from a nationally recognized credit rating agency for its long term debt obligations.

“Account Bank” means any Acceptable Bank holding an Account.

“Account Bank Fees” means any fees outstanding to the Offshore Account Bank and the Onshore Account Bank for account bank services only and in an aggregate amount not exceeding USD 1,000,000.

“Account” means each of:

(a)	the Escrow Account;

(b)	the Liquidity Account;

(c)	the Construction Funding Account;

(d)	the Debt Service Retention Account; and

(e)	the Earnings Account.

“Accounting Standard” means GAAP.

“Additional Bonds” means the debt instruments issued under a Tap Issue including any Temporary Bonds.

“Additional Guarantor” means any new guarantor pursuant to and in accordance with Clause 2.6 (Certain Security Principles) item (d).

“Admin Building” means the administration building owned by the Issuer with net book value of approximately USD 25,700,000 as of 31 December 2019.

“Affiliate” means, in relation to any person:

(a)	any person which is a Subsidiary of that person;

(b)	any person who has Decisive Influence over that person (directly or indirectly); and

(c)	any person which is a Subsidiary of an entity who has Decisive Influence over that person (directly or indirectly).

“Annual Financial Statements” means the audited unconsolidated and consolidated annual financial statements of the Issuer for any financial year, prepared in accordance with GAAP, such financial statements to include a profit and loss account, balance sheet, cash flow statement and report of the board of directors.

“Attachment” means any schedule, appendix or other attachment to these Bond Terms.

“Bond Terms” means these terms and conditions, including all Attachments which shall form an integrated part of these Bond Terms, in each case as amended and/or supplemented from time to time.

“Bond Trustee” means the company designated as such in the preamble to these Bond Terms, or any successor, acting for and on behalf of the Bondholders in accordance with these Bond Terms.

“Bond Trustee Fee Agreement” means the agreement entered into between the Issuer and the Bond Trustee relating among other things to the fees to be paid by the Issuer to the Bond Trustee for its obligations relating to the Bonds.

“Bondholder” means a person who is registered in the CSD as directly registered owner or nominee holder of a Bond, subject however to Clause 3.3 (Bondholders’ rights).

“Bondholders’ Meeting” means a meeting of Bondholders as set out in Clause 15 (Bondholders’ Decisions).

“Bonds” means (i) the debt instruments issued by the Issuer pursuant to these Bond Terms including any Additional Bonds and (ii) any overdue and unpaid principal which has been issued under a separate ISIN in accordance with the regulations of the CSD from time to time.

“Bridge Financing” means Financial Indebtedness incurred by the Issuer after 31 July 2020, but prior to the Issue Date, and which has been used towards funding Phase 2 Terminal Project Costs.

“Business Day” means a day on which both the relevant CSD settlement system is open and the relevant Bond currency settlement system is open.

“Business Day Convention” means that if the last day of any Interest Period originally falls on a day that is not a Business Day, no adjustment will be made to the Interest Period.

“Cash and Cash Equivalents” means on any date, the aggregate equivalent in USD on such date of the then current market value of:

(a)	cash in hand or amounts standing to the credit of any current and/or on deposit accounts with an Acceptable Bank; and

(b)	time deposits with Acceptable Banks and certificates of deposit issued, and bills of exchange accepted, by an Acceptable Bank;

in each case to which any Issuer Group Company is beneficially entitled at the time and to which any Issuer Group Company has free and unrestricted access and which is not subject to Security (other than Transaction Security).

“Call Option” has the meaning given to it in Clause 10.2 (Voluntary early redemption – Call Option).

“Call Option Repayment Date” means the settlement date for the Call Option determined by the Issuer pursuant to Clause 10.2 (Voluntary early redemption – Call Option), Clause 10.3(d) or a date agreed upon between the Bond Trustee and the Issuer in connection with such redemption of Bonds.

“Change of Control Event” means a person or group of persons under the same Decisive Influence gaining Decisive Influence over the Parent, except for BPGIC Holdings Limited, a company incorporated in Cayman Islands.

“Compliance Certificate” means a statement substantially in the form as set out in Attachment 1 hereto.

“Commercial Contract” means each of the existing and future commercial storage agreements and main terminal lease and offtake agreement entered or to be entered into by any Issuer Group Company with any third party unrelated to the Group.

“Construction Funding Account” means an account to be established by the Issuer with the Offshore Account Bank prior to disbursement, to be pledged and blocked in favour of the Offshore Security Agent, and where the Offshore Account Bank shall waive any set-off rights to such account.

“Construction Period” means the period up until Phase 2 Terminal Completion Date.

“Cost Overrun” means any event or circumstance causing the Phase 2 Terminal Project Cost, as calculated based on actual and future payments from the Issue Date up to the estimated or actual Phase 2 Terminal Completion Date, to exceed USD 86,000,000.

“CSD” means the central securities depository in which the Bonds are registered, being Verdipapirsentralen ASA (VPS).

“Debenture” means an English law debenture to entered into between the Issuer and the Offshore Security Agent.

“Debt Service Retention Account” means an account to be established by the Issuer with the Offshore Account Bank prior to disbursement, to be pledged and blocked in favour of the Offshore Security Agent, and where the Offshore Account Bank shall waive any set-off rights to such account.

“Decisive Influence” means a person having, as a result of an agreement or through the ownership of shares or interests in another person (directly or indirectly):

(a)	a majority of the voting rights in that other person; or

(b)	a right to elect or remove a majority of the members of the board of directors of that other person.

“Default Notice” means a written notice to the Issuer as described in Clause 14.2 (Acceleration of the Bonds).

“Default Repayment Date” means the settlement date set out by the Bond Trustee in a Default Notice requesting early redemption of the Bonds.

“DIFC Assignment Agreement” means a Dubai International Financial Centre (DIFC) law governed security assignment of the EPC Construction Contract to be entered into between the Issuer and the Onshore Security Agent.

“Distribution” means any (i) payment of dividend on shares, (ii) repurchase of own shares, (iii) redemption of share capital or other restricted equity with repayment to shareholders, (iv) repayment and servicing of any Subordinated Loan, or (v) any other similar distribution or transfer of value to (including but not limited to by way of group contribution) the direct and indirect shareholders of the Issuer.

“EBITDA” means the Issuer Group’s aggregate earnings before interest, taxes, non-cash / one-off gains, depreciation and amortization less any lease rental cost that are otherwise classified as interest and debt principal repayment pursuant to IFRS 16 (to be calculated on a 12-month rolling basis).

“Earnings Account” means an account to be established by the Issuer with the Onshore Account Bank prior to disbursement, to be pledged in favour of the Onshore Security Agent, but not blocked.

“EPC Construction Contract” means the contract agreement entered into between the Issuer and the Phase 2 Contractor on 3 September 2018.

“Equity Ratio” means the ratio of Total Equity to Total Assets.

“Exchange” means any regulated market as such term is understood in accordance with the Markets in Financial Instruments Directive 2014/65/EU (MiFID II) and Regulation (EU) No. 600/2014 on markets in financial instruments (MiFIR).

“Existing Debt for Phase 1 Terminal” means the existing Phase 1 Construction Facility and Phase 1 Admin Building Facility with approximately USD 74,100,000 and USD 7,600,000 outstanding, respectively, as of 31 July 2020.

“Escrow Account” means an account to be established by the Issuer with an offshore (non UAE) Account Bank (which can be a client account of the Manager or similar) prior to the Issue Date, to be pledged and blocked in favour of the Bond Trustee acting (on behalf of the Secured Parties), and where the Account Bank shall waive any set-off rights to such account.

“Escrow Account Pledge” means the pledge over the Escrow Account in favour of the Bond Trustee acting (on behalf of the Secured Parties) as security for the Secured Obligations, where the Account Bank has waived any set-off rights.

“Event of Default” means any of the events or circumstances specified in Clause 14.1 (Events of Default).

“Finance Documents” means each of:

(a)	these Bond Terms;

(b)	the Transaction Security Documents;

(c)	the Bond Trustee Fee Agreement;

(d)	HSBC Fee Letter;

(e)	the Security Agency Agreement;

(f)	any Tap Issue Addendum;

(g)	any subordination agreement required to be made under the terms of the Finance Documents; and

(h)	any other document the Issuer and the Bond Trustee agree in writing to be a Finance Document.

“Finance Lease” means any lease or hire purchase contract entered into by an Issuer Group Company which is treated as a finance or capital lease for accounting purposes in accordance with GAAP (meaning that the lease is capitalized as an asset and booked as a corresponding liability in the balance sheet).

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed (and debit balances at banks or other financial institutions);

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialized equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument, including the Bonds;

(d)	the amount of any liability in respect of any Finance Lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis provided that the requirements for de-recognition under GAAP are met);

(f)	any derivative transaction entered into and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of a person which is not an Issuer Group Company which liability would fall within one of the other paragraphs of this definition;

(h)	any amount raised by the issue of redeemable shares which are redeemable (other than at the option of the Issuer) before the Maturity Date or are otherwise classified as borrowings under GAAP;

(i)	any amount of any liability under an advance or deferred purchase agreement, if (a) the primary reason behind entering into the agreement is to raise finance or (b) the agreement is in respect of the supply of assets or services and payment is due more than 180 calendar days after the date of supply;

(j)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing or otherwise being classified as a borrowing under GAAP; and

(k)	without double counting, the amount of any liability in respect of any guarantee for any of the items referred to in paragraphs (a) to (j) above.

“Financial Reports” means the Annual Financial Statements and the Interim Accounts.

“Financial Support” means any loans, guarantees, Security or other financial assistance (whether actual or contingent).

“First Call Date” means the Interest Payment Date in September 2023.

“GAAP” means generally accepted accounting practices and principles in the country in which each Obligor is incorporated including, if applicable, the IFRS.

“General Assignments of End User Agreements” means the moveable security agreement entered into between Al Brooge International Advisory LLC (“BIA”) and the Issuer which creates a mortgage over each of the existing and future end user agreements entered into / to be entered into between BIA and the end users relating to each of the Phase 1 Terminal and/or Phase 2 Terminal.

“Government Bond Rate” means the interest rate of debt securities instruments issued by the government of the jurisdiction issuing the currency of the Bonds on the day falling 2 Business Days before the notification to the Bondholders of the Make Whole Amount pursuant to Clause 10.2(c) (Voluntary early redemption – Call Option).

“Group” means the Parent with all its (direct and indirect) existing and future Subsidiaries, from time to time.

“Group Company” means any person which is a member of the Group.

“Group Company Loan” means any unsecured loan that is provided by an Issuer Group Company to the Phase 3 Asset Owner, that shall only rank behind third-party interest-bearing loans and claims which are preferred by bankruptcy, insolvency, liquidation or similar laws of general application.

“Guarantee” means the unconditional Norwegian law guarantee and indemnity agreement (Norwegian: “selvskyldnerkausjon”) issued by each of the Guarantors in respect of the Secured Obligations.

“Guarantor” means the Original Guarantor and any Additional Guarantor.

“HSBC Fee Letter” means the letter entered into between the Issuer, Offshore Security Agent, the Onshore Security Agent, the Offshore Account Bank and the Onshore Account Bank relating among other things to the fees to be paid by the Issuer to each of the Offshore Security Agent, the Onshore Security Agent, the Offshore Account Bank and the Onshore Account Bank for their obligations relating to the Bonds and the Finance Documents.

“IFRS” means the International Financial Reporting Standards and guidelines and interpretations issued by the International Accounting Standards Board (or any predecessor and successor thereof) in force from time to time and to the extent applicable to the relevant financial statement.

“Independent Consultant” means MUC OIL & Gas Engineering Consultancy, LLC.

“Initial Bond Issue” means in the aggregate Nominal Amount of all Bonds issued on the Issue Date.

“Initial Nominal Amount” means the nominal amount of each Bond as set out in Clause 2.1 (Amount, denomination and ISIN of the Bonds).

“Insolvent” means that a person:

(a)	is unable or admits inability to pay its debts as they fall due;

(b)	suspends making payments on any of its debts generally; or

(c)	is otherwise considered insolvent or bankrupt within the meaning of the relevant bankruptcy legislation of the jurisdiction which can be regarded as its centre of main interest as such term is understood pursuant to Regulation (EU) 2015/848 on insolvency proceedings (as amended from time to time).

“Intercompany Loan” means any unsecured loan from an Issuer Group Company to another Issuer Group Company.

“Interest Payment Date” means the last day of each Interest Period, the first Interest Payment Date being 24 March 2021 and the last Interest Payment Date being the Maturity Date.

“Interest Period” means, subject to adjustment in accordance with the Business Day Convention, the period between 24 September and 24 March each year, provided however that an Interest Period shall not extend beyond the Maturity Date.

“Interest Rate” means 8.50 per cent per annum.

“Interim Accounts” means the unaudited consolidated quarterly or half-year financial statements of the Issuer for the interim period (in accordance with the Parent’s financial reporting obligations under its listing requirements), prepared in accordance with GAAP, such financial statements to include a profit and loss account, balance sheet, cash flow statement and management commentary by Issuer with respect to the Issuer’s financial report.

“ISIN” means International Securities Identification Number.

“Issue Date” means 24 September 2020.

“Issuer” means the company designated as such in the preamble to these Bond Terms.

“Issuer’s Bonds” means any Bonds which are owned by the Issuer or any Affiliate of the Issuer.

“Issuer Group” means the Issuer with all its (direct and indirect) existing and future Subsidiaries, from time to time.

“Issuer Group Company” means any person which is a member of the Issuer Group.

“Land Lease Agreement” means the land lease agreement entered into between the Issuer and the Fujairah Municipality on 10 March 2013, that is subsequently novated from the Fujairah Municipality to Fujairah Oil Industry Zone on 1 September 2014.

“Land Lease Mortgage” means a mortgage over the Land Lease Agreement and each of Phase 1 Terminal, Phase 2 Terminal and the Admin Building.

“Leverage Ratio” means the ratio of Net Interest-Bearing Debt to EBITDA.

“Liquidity” means the aggregate book value of the Cash and Cash Equivalents and amounts standing to the credit of the Issuer in the Liquidity Account and the amortization amount that is set aside in the Debt Service Retention Account.

“Liquidity Account” means an account to be established by the Issuer with the Offshore Account Bank prior to disbursement, to be pledged and blocked in favour of the Offshore Security Agent, and where the Offshore Account Bank shall waive any set-off rights to such account.

“Major Agreements” means each of the Commercial Contracts (including the General Assignments of End User Agreements), EPC Construction Contract, Land Lease Agreement and the Port Facilities Agreement.

“Make Whole Amount” means an amount equal to the sum of the present value on the Repayment Date of:

(a)	the First Call Price of the redeemed Bonds as if such payment originally had taken place on the First Call Date; and

(b)	of the remaining interest payments of the redeemed Bonds, less any accrued and unpaid interest on the redeemed Bonds as at the Call Option Repayment Date, to the First Call Date,

where the present value shall be calculated by using a discount rate 50 basis points above the comparable Government Bond Rate (i.e. comparable to the remaining Macaulay duration of the Bonds from the Call Option Repayment Date until the First Call Date using linear interpolation).

“Manager” means Pareto Securities AS, Dronning Maudsgt. 3, NO-0115 Oslo, Norway, and Pareto Securities Pte. Ltd., 16 Collyer Quay, #27-02, Income at Raffles, Singapore (049318).

“Material Adverse Effect” means a material adverse effect on (i) the Issuer or the Guarantor’s ability to perform and comply with its obligations under any of the Finance Documents, or (ii) the validity or enforceability of any of the Finance Documents.

“Maturity Date” means 24 September 2025, adjusted according to the Business Day Convention.

“Maximum Issue Amount” shall have the meaning ascribed to such term in Clause 2.1 (Amount, denomination and ISIN of the Bonds).

“Minimum Liquidity” means an amount of USD 8,500,000 to be adjusted on a pro rata basis for any Additional Bonds.

“Movable Security Agreement” means a UAE law governed moveables security agreement to be entered into between the Issuer and the Onshore Security Agent.

“Net Debt” means Total Interest-Bearing Debt less Liquidity.

“Net Profit” means the consolidated net profit (or loss) in accordance with GAAP, excluding any non-cash gain.

“New Group Company” means any company who becomes (through incorporation, acquisition or otherwise) an Issuer Group Company.

“Nominal Amount” means the Initial Nominal Amount (less the aggregate amount by which each Bond has been partially redeemed, if any, pursuant to Clause 10 (Redemption and repurchase of Bonds)), or any other amount following a split of Bonds pursuant to Clause 16.2, paragraph (j) (The duties and authority of the Bond Trustee).

“Obligor” means the Issuer and each Guarantor.

“Offshore Account Bank” means HSBC Bank plc.

“Offshore Security Agent” means HSBC Corporate Trustee Company (UK) Limited

“Onshore Account Bank” means HSBC Bank Middle East Limited.

“Onshore Security Agent” means HSBC Bank Middle East Limited.

“Outstanding Bonds” means any Bonds not redeemed or otherwise discharged.

“Original Guarantor” means the Parent.

“Overdue Amount” means any amount required to be paid by an Obligor under any of the Finance Documents but not made available to the Bondholders on the relevant Payment Date or otherwise not paid on its applicable due date.

“Parent” means Brooge Energy Limited (NASDAQ: BROG), a company incorporated on the Cayman Islands with company registration number MC-350139.

“Partial Payment” means a payment that is insufficient to discharge all amounts then due and payable under the Finance Documents.

“Paying Agent” means the legal entity appointed by the Issuer to act as its paying agent with respect to the Bonds in the CSD.

“Payment Date” means any Interest Payment Date or any Repayment Date.

“Permitted Distribution” means a Distribution that:

(a)	constitutes or is made to facilitate a repayment of the Bridge Financing in accordance with paragraph (a) (ii) of Clause 2.3 (Use of proceeds);

(b)	is made to distribute the Promissory Note Amount in accordance with paragraph (a) (iv) of Clause 2.3 (Use of proceeds);

(c)	is made from the net proceeds from any Tap Issue in order for the net proceeds of such Tap Issue being made available to a Group Company in accordance with the conditions set out in Clause 6.5 (Tap Issue); or

(d)	is made by the Issuer once the following conditions are met:

(i)	1 year from the Phase 2 Terminal Completion Date;

(ii)	Distributions do not exceed in aggregate 50% of the Issuer’s Net Profit after tax based on the audited Annual Financial Statements for the previous financial year;

(iii)	that any Distribution shall only be released out of the Issuer Group in the form of a Group Company Loan to the Phase 3 Asset Owner;

(iv)	the Issuer is in compliance with the Financial Covenants (on the last reporting date); and

(v)	that no Event of Default is continuing or would arise from such Distribution.

“Permitted Financial Indebtedness” means any Financial Indebtedness:

(a)	under the Finance Documents, including through a Tap Issue;

(b)	in the form of, Intercompany Loans (including, without limitation any loan granted under any cash pool arrangement of the Issuer Group);

(c)	in the form of any Subordinated Loans;

(d)	the Existing Debt for Phase 1 Terminal, up until the date of the first release from the Escrow Account;

(e)	any Bridge Financing, up until the date of the first release from the Construction Funding Account;

(f)	under the existing lease agreement of the Issuer pursuant to the Land Lease Agreement;

(g)	in the form of any Finance Lease entered into by an Issuer Group Company in its ordinary course of business, provided the capitalised amount does not exceed USD 10,000,000 (or the equivalent thereof in other currencies);

(h)	in the form of any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank, financial institution or insurance company or other professional risk underwriter in respect of an underlying liability in the ordinary course of business of an Issuer Group Company;

(i)	incurred under any advance or deferred purchase agreement on normal commercial terms by an Issuer Group Company from any of its trading partners in the ordinary course of its trading activities;

(j)	incurred in respect of any Permitted Hedging;

(k)	under any pension and tax liabilities incurred in the ordinary course of business; or

(l)	incurred in the ordinary course of business not otherwise permitted above which does not exceed USD 10,000,000 (or the equivalent thereof in other currencies) in aggregate for the Obligors at any time.

“Permitted Financial Support” means any Financial Support:

(a)	granted under the Finance Documents;

(b)	made by one Issuer Group Company to or for the benefit of another Issuer Group Company (including under cash pool arrangements);

(c)	deposits of cash or cash equivalent investments with financial institutions for cash management purposes or in the ordinary course of business;

(d)	not otherwise permitted under paragraphs (a) to (c) above and not securing indebtedness in excess of USD 5,000,000 (or the equivalent thereof in other currencies) in aggregate for the Obligors at any time; or

(e)	any Group Company Loan pursuant to any Tap Issue.

“Permitted Hedging” means any non-speculative hedging by an Obligor in its ordinary course of business, provided that the Financial Indebtedness outstanding thereunder does not exceed USD 10,000,000 (or the equivalent in other currencies).

“Permitted Security” means any Security:

(a)	created under the Finance Documents;

(b)	up until the date of first release from the Escrow Account, the Security securing the Existing Debt for Phase 1;

(c)	arising by operation of law or in the ordinary course of trading and not as a result of any default or omission;

(d)	in each case within the Issuer Group, any cash pooling, netting or set-off arrangement entered into by any Issuer Group Company in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of Issuer Group Companies;

(e)	arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to an Issuer Group Company in the ordinary course of business and not arising as a result of a default or omission by an Issuer Group Company that is continuing for a period of more than 30 calendar days; or

(f)	not otherwise permitted under paragraphs (a) to (e) above and not securing indebtedness in excess of USD 10,000,000 (or the equivalent thereof in other currencies) in aggregate for the Obligors at any time, less any Account Bank Fees as secured under these Bond Terms.

“Phase 1 Terminal” means the storage terminal (with all the associated machineries and equipment) owned and operated by the Issuer with storage capacity of 399,324 cbm.

“Phase 2 Contractor” means Audex Fujairah LL FZE.

“Phase 2 Terminal” means the storage terminal (with all the associated machineries and equipment) owned and to be operated by the Issuer with storage capacity of 602,060 cbm.

“Phase 2 Terminal Completion” means the completion of Phase 2 Terminal, with all licenses and agreements in place, all facilities and equipment fully built (as per the EPC Construction Contract), commissioned and operational, as confirmed by the Independent Consultant.

“Phase 2 Terminal Completion Date” means the date on which Phase 2 Terminal Completion occurs.

“Phase 2 Terminal Project Costs” means the total EPC Construction Contract costs required to complete the Phase 2 Terminal and achieve Phase 2 Terminal Completion, including construction and civil works costs, costs related to the acquisition of machinery, tanks, fixtures, intellectual property rights and design, relating to the operations of the Phase 2 Terminal up to the Phase 2 Terminal Completion Date.

“Phase 3 Assets” means assets, agreements and rights of the Issuer which relate to a possible third storage terminal (including a potential new refinery operation), provided that the same (i) is not subject to Transaction Security or (ii) necessary for the operation of the Phase 1 Terminal or Phase 2 Terminal.

“Phase 3 Asset Owner” means a Group Company (outside of the Issuer Group) with the Phase 3 Assets.

“Port Facilities Agreement” means the port facilities agreement entered into between the Issuer and the Port of Fujairah on 31 March 2016.

“Pro Forma Annualized EBITDA” means the annualized EBITDA of the Issuer Group starting from the first full month the Phase 2 Terminal first generated revenue.

“Pro Forma Net Debt” means Total Interest-Bearing Debt Less Liquidity (which shall exclude net proceeds from the Tap Issue that are intended as a Distribution) of the Issuer Group immediately after a Tap Issue.

“Promissory Note” means the promissory note owing from the Parent to Early Bird Capital Inc. of USD 1,500,000 (the “Promissory Note Amount”).

“Put Option” shall have the meaning ascribed to such term in Clause 10.3 (Mandatory repurchase due to a Put Option Event).

“Put Option Event” means a Change of Control Event.

“Put Option Repayment Date” means the settlement date for the Put Option pursuant to Clause 10.3 (Mandatory repurchase due to a Put Option Event).

“Quarter Date” means each 31 March, 30 June, 30 September and 31 December.

“Remaining Capex for Phase 2 Terminal” means the remaining capital or funds required by the Issuer in order to fully complete Phase 2 Terminal and cause the Phase 2 Terminal Completion Date to occur.

“Relevant Jurisdiction” means the country in which the Bonds are issued, being Norway.

“Relevant Record Date” means the date on which a Bondholder’s ownership of Bonds shall be recorded in the CSD as follows:

(a)	in relation to payments pursuant to these Bond Terms, the date designated as the Relevant Record Date in accordance with the rules of the CSD from time to time; or

(b)	for the purpose of casting a vote with regard to Clause 15 (Bondholders’ Decisions), the date falling on the immediate preceding Business Day to the date of that Bondholders’ decision being made, or another date as accepted by the Bond Trustee.

“Repayment Date” means any date for payment of instalments in accordance with Clause 10.1 (Redemption of Bonds), any Call Option Repayment Date, the Default Repayment Date, the Put Option Repayment Date, the Tax Event Repayment Date or the Maturity Date.

“Secured Obligations” means all present and future obligations and liabilities of Obligors under the Finance Documents.

“Secured Parties” means:

(a)	each of the Security Agents and the Bond Trustee on behalf of itself and the Bondholders, and

(b)	each of the Offshore Account Bank and the Onshore Account Bank in respect of the Account Bank Fees.

“Security” means any encumbrance, mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Securities Trading Act” means the Securities Trading Act of 2007 no.75 of the Relevant Jurisdiction.

“Security Agent(s)” means the Bond Trustee, and as applicable, each of the Onshore Security Agent and the Offshore Security Agent or any successor Security Agent, acting for and on behalf of the Secured Parties in accordance with any Security Agency Agreement or any other Finance Document.

“Security Agency Agreement” means any security agency agreement other than these Bond Terms to be entered into between the Issuer, the Bond Trustee and each Security Agent (other than the Bond Trustee) whereby the Security Agents are appointed to act as such in the interest of the Bond Trustee (on behalf of itself and the Bondholders).

“Share Pledge Agreement” means a pledge granted over all of the existing shares in the Issuer and any future shares to be issued by the Issuer from time to time in favour of the Onshore Security Agent.

“Subordinated Loan” means debt provided to the Issuer by the Parent or any third party that (i) is subordinated in right of payment to the Bonds, (ii) is only serviced by a Permitted Distribution, and (iii) does not provide for its acceleration or confer any right to declare any event of default prior to the Maturity Date, and where the foregoing provisions are set out in a separate subordination agreement made between the Issuer, the Bond Trustee and the provider of the Subordinated Loan.

“Subsidiary” means an entity over which another entity or person has Decisive Influence.

“Summons” means the call for a Bondholders’ Meeting or a Written Resolution as the case may be.

“Tap Issue” shall have the meaning ascribed to such term in Clause 2.1 (Amount, denomination and ISIN of the Bonds).

“Tap Issue Addendum” shall have the meaning ascribed to such term in Clause 2.1 (Amount, denomination and ISIN of the Bonds).

“Tax Event Repayment Date” means the date set out in a notice from the Issuer to the Bondholders pursuant to Clause 10.4 (Early redemption option due to a tax event).

“Temporary Bonds” shall have the meaning ascribed to such term in Clause 2.1 (Amount, denomination and ISIN of the Bonds).

“Total Assets” means the aggregate book value of the Group’s total assets treated as assets in accordance with GAAP.

“Total Equity” means the aggregate book value of the Group’s total equity treated as equity in accordance with GAAP.

“Total Interest-Bearing Debt” means the aggregated book value of the Issuer Group’s total interest-bearing Financial Indebtedness in accordance with GAAP, excluding any lease liability amount that is classified as interest-bearing Financial Indebtedness pursuant to IFRS 16.

“Transaction Security” means the Security created or expressed to be created in favour of the relevant Security Agent (on behalf of the Secured Parties) pursuant to the Transaction Security Documents.

“Transaction Security Documents” means, collectively, the Escrow Account Pledge and all of the documents which shall be executed or delivered pursuant to Clause 2.5 (Transaction Security).

“Voting Bonds” means the Outstanding Bonds less the Issuer’s Bonds.

“Working Capital” means the aggregate book value of the Issuer Group’s current assets treated as current assets in accordance with GAAP less the aggregate book value of the Issuer Group’s current liabilities treated as current liabilities in accordance with GAAP, excluding any principal amount of the Bonds that are repayable on the Maturity Date.

“Written Resolution” means a written (or electronic) solution for a decision making among the Bondholders, as set out in Clause 15.5 (Written Resolutions).

1.2	Construction

In these Bond Terms, unless the context otherwise requires:

(a)	headings are for ease of reference only;

(b)	words denoting the singular number will include the plural and vice versa;

(c)	references to Clauses are references to the Clauses of these Bond Terms;

(d)	references to a time are references to Central European time unless otherwise stated;

(e)	references to a provision of “law” is a reference to that provision as amended or re-enacted, and to any regulations made by the appropriate authority pursuant to such law;

(f)	references to a “regulation” includes any regulation, rule, official directive, request or guideline by any official body;

(g)	references to a “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, unincorporated organization, government, or any agency or political subdivision thereof or any other entity, whether or not having a separate legal personality;

(h)	references to Bonds being “redeemed” means that such Bonds are cancelled and discharged in the CSD in a corresponding amount, and that any amounts so redeemed may not be subsequently re-issued under these Bond Terms;

(i)	references to Bonds being “purchased” or “repurchased” by the Issuer means that such Bonds may be dealt with by the Issuer as set out in Clause 11.1 (Issuer’s purchase of Bonds),

(j)	references to persons “acting in concert” shall be interpreted pursuant to the relevant provisions of the Securities Trading Act; and

(k)	an Event of Default is “continuing” if it has not been remedied or waived.

2.	THE BONDS

2.1	Amount, denomination and ISIN of the Bonds

(a)	The Issuer has resolved to issue a series of Bonds in the maximum amount of USD 250,000,000 (the “Maximum Issue Amount”). The Bonds may be issued on different issue dates and the Initial Bond Issue will be in the amount of USD 200,000,000. The Issuer may, provided that the conditions set out in Clause 6.5 (Tap Issues) are met, at one or more occasions issue Additional Bonds (each a “Tap Issue”) until the Nominal Amount of all Bonds equals in aggregate the Maximum Issue Amount less the Nominal Amount of any Bonds (based on the Maximum Issue Amount) redeemed at the time. Initial Bond Issue. Each Tap Issue will be subject to identical terms as the Bonds issued pursuant to the Initial Bond Issue in all respects as set out in these Bond Terms, except that Additional Bonds may be issued at a different price than for the Initial Bond Issue and which may be below or above the Nominal Amount. The Bond Trustee shall prepare an addendum to these Bond Terms evidencing the terms of each Tap Issue (a “Tap Issue Addendum”).

If the Bonds are listed on an Exchange and there is a requirement for a new prospectus in order for the Additional Bonds to be listed together with the Bonds, the Additional Bonds may be issued under a separate ISIN (such Bonds referred to as the “Temporary Bonds”). Upon the approval of the prospectus, the Issuer shall (i) notify the Bond Trustee, the Exchange and the Paying Agent and (ii) ensure that the Temporary Bonds are converted into the ISIN for the Bonds.

(b)	The Bonds are denominated in US Dollars (USD), being the legal currency of the United States of America.

(c)	The Initial Nominal Amount of each Bond is USD 1.

(d)	The ISIN of the Bonds is set out on the front page. These Bond Terms apply with identical terms and conditions to (i) all Bonds issued under this ISIN, (ii) any Temporary Bonds and (iii) any Overdue Amounts issued under one or more separate ISIN in accordance with the regulations of the CSD from time to time.

(e)	Holders of Overdue Amounts related to interest claims will not have any other rights under these Bond Terms than their claim for payment of such interest claim which claim shall be subject to paragraph (b) of Clause 15.1 (Authority of the Bondholders’ Meeting).

2.2	Tenor of the Bonds

The tenor of the Bonds is from and including the Issue Date to but excluding the Maturity Date.

2.3	Use of proceeds

(a)	The net proceeds of the Initial Bond Issue (net of fees, legal costs of the Manager, the Bond Trustee and any other agreed costs and expenses) (the “Net Proceeds”) shall be applied to:

(i)	refinance Existing Debt for Phase 1 Terminal;

(ii)	fund the remaining Phase 2 Terminal Project Cost (including repayment of any Bridge Financing);

(iii)	pre-fund the Liquidity Account;

(iv)	distribute the Promissory Note Amount to the Parent for purpose of repaying the Promissory Note; and

(v)	fund general corporate purposes of the Issuer Group.

(b)	The net proceeds of any Tap Issue (net of legal costs, fees of the Manager and the Bond Trustee and any other agreed costs and expenses) shall be applied as a Group Company Loan from the Issuer to the Phase 3 Asset Owner for the purpose of developing the Phase 3 Assets.

2.4	Status of the Bonds

The Bonds will constitute senior debt obligations of the Issuer. The Bonds will rank pari passu between themselves and will rank at least pari passu with all other obligations of the Issuer (save for such claims which are preferred by bankruptcy, insolvency, liquidation or other similar laws of general application).

2.5	Transaction Security

(a)	As Security for the due and punctual fulfilment of the Secured Obligations, the Issuer shall (subject to any mandatory limitations under applicable law) procure that the following Transaction Security is granted in favour of the Security Agent with first priority within the times agreed in Clause 6 (Conditions for disbursement):

(i)	the Escrow Account Pledge;

(ii)	the Share Pledge Agreement;

(iii)	the Movable Security Agreement granting:

(A)	an absolute assignment of the rights and first priority pledge over the Issuer’s claim against the bank for the amount from time to time standing to the credit of the Issuer in the Earnings Account;

(B)	a security assignment of each of the Commercial Contracts related to the Phase 1 Terminal and Phase 2 Terminal respectively, to the extent permitted by applicable law and the terms of each of the contracts in the event that the contract counterparty is a party other than Al Brooge International Advisory LLC (or affiliates or associates);

(C)	a security assignment of the Land Lease Agreement;

(D)	a security assignment of the Port Facilities Agreement;

(E)	a security assignment of all of the Issuer’s interests in all UAE law governed insurances taken in relation to each of Phase 1 Terminal, Phase 2 Terminal and the Admin Building with the Onshore Security Agent to be named as additional insured, assignee and loss payee;

(F)	a pledge over the moveable assets (including any future moveable assets) of each Issuer Group Company, including accounts, insurances, receivables, intellectual property, and any tangible moveable property, from time to time;

(G)	a security assignment by each of the Issuer Group Company of all its claims and rights under any Group Company Loan, from time to time; and

(H)	a security assignment by each Obligor of all its claims and rights under any Intercompany Loan, from time to time.

(iv)	The Debenture granting:

(A)	a first priority charge over the Issuer’s claim against the bank for the amount from time to time standing to the credit of the Issuer in the Liquidity Account;

(B)	a first priority charge over the Issuer’s claim against the bank for the amount from time to time standing to the credit of the Issuer in the Debt Service Retention Account;

(C)	a first priority charge over the Issuer’s claim against the bank for the amount from time to time standing to the credit of the Issuer in the Construction Funding Account;

(D)	a first priority charge over all of the Issuer’s interests in all English law governed insurances taken in relation to each of Phase 1 Terminal, Phase 2 Terminal and the Admin Building, with the Offshore Security Agent to be named as additional insured, assignee and loss payee;

(E)	a security assignment by each Issuer Group Company of all its claims and rights under any Group Company Loan governed by English law, from time to time; and

(F)	a security assignment by each Obligor of all its claims and rights under any Intercompany Loan governed by English law, from time to time;

(v)	the Land Lease Mortgage:

(vi)	the DIFC Assignment Agreement; and

(vii)	the Guarantee.

(b)	The Transaction Security shall be entered into on such terms and conditions as the Bond Trustee in its discretion deems appropriate in order to create the intended benefit for the Secured Parties under the relevant document.

(c)	The Bond Trustee shall be irrevocably authorised to release any Guarantees and Transaction Security (or instruct the Security Agents to release any Transaction Security) over assets which are sold or otherwise disposed of (directly or indirectly) (A) in any merger, de-merger or disposal permitted in compliance with Clauses 13.6 (Mergers) and 13.7 (De-mergers) or 13.12 (b) (Disposal of assets/business) and (B) following an enforcement.

2.6	Certain Security Principles

The Transaction Security shall be subject to the following security principles:

(a)	Transaction Security shall be on first priority and shall be made in favour of the Security Agents (in each case as relevant) (on behalf of itself and the other Secured Parties) and shall be governed by such laws as the Bond Trustee shall determine appropriate.

(b)	Transaction Security over bank accounts (other than the Escrow Account, the Liquidity Account, the Construction Funding Account, and the Debt Service Retention Account) shall remain unblocked until the relevant Security Agent (acting on the instructions of the Bond Trustee) has, following an Event of Default, which is continuing, instructed the Account Bank to block the relevant bank accounts. The Account Bank shall waive all rights of set-off with respect to all bank accounts subject to Transaction Security.

(c)	In respect of new assets over which Transaction Security shall be granted, (a) the Transaction Security shall be granted and perfected as soon as possible and no later than 30 calendar days after the new asset was acquired or otherwise came into existence, (b) the security documents documenting the terms of such Transaction Security shall be based on the Transaction Security Documents for existing Transaction Security over similar assets and (c) the Issuer shall procure that such other documents and evidence as the Bond Trustee shall reasonably require in relation to the new Transaction Security is provided to the Bond Trustee within the deadlines set out in (a) above in this Clause 2.6 (c).

(d)	If any company becomes a New Group Company, the Issuer shall promptly notify the Bond Trustee thereof in writing and promptly procure that, as soon as possible and in any event within 30 calendar days of the New Group Company becoming an Issuer Group Company (in each case to the extent permitted by applicable financial assistance restrictions and similar restrictions):

(i)	the New Group Company becomes an Additional Guarantor by providing a Guarantee; and

(ii)	perfected first priority Security, on terms substantially identical to the initial Transaction Security Documents is provided over:

(A)	the entire share capital of the New Group Company; and

(B)	the real property rights of the New Group Company and moveable assets (including any future moveable assets) of the New Group Company, including accounts, insurances, receivables, intellectual property, and any tangible moveable property.

(e)	Each Guarantee shall be subject to Norwegian law, or such laws as the Bond Trustee shall consider appropriate. Each other Transaction Security Document shall be subject to such laws as the Bond Trustee shall consider appropriate.

3.	THE BONDHOLDERS

3.1	Bond Terms binding on all Bondholders

(a)	By virtue of being registered as a Bondholder (directly or indirectly) with the CSD, the Bondholders are bound by these Bond Terms and any other Finance Document, without any further action required to be taken or formalities to be complied with by the Bond Trustee, the Bondholders, the Issuer or any other party.

(b)	The Bond Trustee is always acting with binding effect on behalf of all the Bondholders.

3.2	Limitation of rights of action

(a)	No Bondholder is entitled to take any enforcement action, instigate any insolvency procedures, or take other legal action against the Issuer or any other party in relation to any of the liabilities of the Issuer or any other party under or in connection with the Finance Documents, other than through the Bond Trustee and in accordance with these Bond Terms, provided, however, that the Bondholders shall not be restricted from exercising any of their individual rights derived from these Bond Terms, including the right to exercise the Put Option.

(b)	Each Bondholder shall immediately upon request by the Bond Trustee provide the Bond Trustee with any such documents, including a written power of attorney (in form and substance satisfactory to the Bond Trustee), as the Bond Trustee deems necessary for the purpose of exercising its rights and/or carrying out its duties under the Finance Documents. The Bond Trustee is under no obligation to represent a Bondholder which does not comply with such request.

3.3	Bondholders’ rights

(a)	If a beneficial owner of a Bond not being registered as a Bondholder wishes to exercise any rights under the Finance Documents, it must obtain proof of ownership of the Bonds, acceptable to the Bond Trustee.

(b)	A Bondholder (whether registered as such or proven to the Bond Trustee’s satisfaction to be the beneficial owner of the Bond as set out in paragraph (a) above) may issue one or more powers of attorney to third parties to represent it in relation to some or all of the Bonds held or beneficially owned by such Bondholder. The Bond Trustee shall only have to examine the face of a power of attorney or similar evidence of authorisation that has been provided to it pursuant to this Clause 3.3 (Bondholders’ rights) and may assume that it is in full force and effect, unless otherwise is apparent from its face or the Bond Trustee has actual knowledge to the contrary.

4.	ADMISSION TO LISTING

The Issuer is under no obligation to list the Bonds on any Exchange, but has the right to list the Bonds on any marketplace.

5.	REGISTRATION OF THE BONDS

5.1	Registration in the CSD

The Bonds shall be registered in dematerialised form in the CSD according to the relevant securities registration legislation and the requirements of the CSD.

5.2	Obligation to ensure correct registration

The Issuer will at all times ensure that the registration of the Bonds in the CSD is correct and shall immediately upon any amendment or variation of these Bond Terms give notice to the CSD of any such amendment or variation.

5.3	Country of issuance

The Bonds have not been issued under any other country’s legislation than that of the Relevant Jurisdiction. Save for the registration of the Bonds in the CSD, the Issuer is under no obligation to register, or cause the registration of, the Bonds in any other registry or under any other legislation than that of the Relevant Jurisdiction.

6.	CONDITIONS FOR DISBURSEMENT

6.1	Conditions precedent for disbursement to the Issuer

(a)	Payment of the net proceeds from the issuance of the Bonds to the Escrow Account shall be conditional on the Bond Trustee having received in due time (as determined by the Bond Trustee) prior to the Issue Date each of the following documents, in form and substance satisfactory to the Bond Trustee:

(i)	these Bond Terms duly executed by all parties hereto;

(ii)	certified copies of all necessary corporate resolutions of the Issuer to issue the Bonds and execute the Finance Documents to which it is a party;

(iii)	a certified copy of a power of attorney (unless included in the corporate resolutions) from the Issuer to relevant individuals for their execution of the Finance Documents to which it is a party, or extracts from the relevant register or similar documentation evidencing such individuals’ authorisation to execute such Finance Documents on behalf of the Issuer;

(iv)	certified copies of the Issuer’s articles of association and of a full extract from the relevant company register in respect of the Issuer evidencing that the Issuer is validly existing;

(v)	the Escrow Account Pledge duly executed by all parties thereto and perfected in accordance with applicable law;

(vi)	copies of the Issuer’s and the Parent’s latest Financial Reports (if any);

(vii)	confirmation that the applicable prospectus requirements (ref the EU prospectus regulation ((EU) 2017/1129)) concerning the issuance of the Bonds have been fulfilled;

(viii)	copies of any necessary governmental approval, consent or waiver (as the case may be) required at such time to issue the Bonds;

(ix)	confirmation that the Bonds are registered in the CSD (by obtaining an ISIN for the Bonds);

(x)	confirmation of acceptance from any process agent;

(xi)	copies of any written documentation used in marketing the Bonds or made public by the Issuer or any Manager in connection with the issuance of the Bonds;

(xii)	the Bond Trustee Fee Agreement duly executed by the parties thereto; and

(xiii)	legal opinions or other statements as may be required by the Bond Trustee (including in respect of corporate matters relating to the Issuer and the legality, validity and enforceability of these Bond Terms and the Finance Documents).

(b)	The net proceeds from the Bond Issue (on the Escrow Account) will not be disbursed to the Issuer unless the Bond Trustee has received or is satisfied that it will receive in due time (as determined by the Bond Trustee) prior to such disbursement to the Issuer each of the following documents, in form and substance satisfactory to the Bond Trustee:

(i)	a duly executed release notice from the Issuer, as set out in Attachment 2;

(ii)	unless delivered under this Clause 6.1 (Conditions precedent for disbursement to the Issuer) paragraph (a) as pre-settlement conditions precedent and in relation to each Obligor and any other party to a Finance Document:

(A)	certified copies of all necessary corporate resolutions required to provide the Transaction Security and execute the Finance Documents to which it is a party;

(B)	a certified copy of a power of attorney (unless included in the relevant corporate resolutions) to relevant individuals for their execution of the Finance Documents to which it is a party, or extracts from the relevant register or similar documentation evidencing such individuals’ authorisation to execute such Finance Documents on its behalf;

(C)	certified copies of its articles of association and of a full extract from the relevant company register evidencing that it is validly existing.

(iii)	confirmation from the Issuer that no Financial Indebtedness, Security or Financial Support exists within the Issuer Group other than as permitted pursuant to these Bond Terms;

(iv)	a report addressed to the Bond Trustee and capable of being relied on by the Bond Trustee from the Issuer’s insurance broker confirming that the Issuer is in compliance with the provisions of Clause 13.9 (Insurances);

(v)	copies of all Major Agreements, duly executed;

(vi)	all Transaction Security Documents ((unless delivered under this Clause 6.1 (Conditions precedent for disbursement to the Issuer) paragraph (a) as pre-settlement conditions precedent)) being duly executed and Transaction Security being duly established and perfected and all other Finance Documents being duly executed;

(vii)	duly executed General Assignments of End User Agreements;

(viii)	duly executed Account Drawdown Notice;

(ix)	a confirmation from the Issuer that the Phase 3 Assets have been transferred, assigned or novated to the Phase 3 Asset Owner; and

(x)	legal opinions or other statements as may be required by the Bond Trustee (including in respect of corporate matters relating to the Obligors and the legality, validity and enforceability of the Finance Documents (unless delivered under this Clause 6.1 (Conditions precedent for disbursement to the Issuer) paragraph (a) as pre-settlement conditions precedent).

(c)	The Bond Trustee, acting in its sole discretion, may waive the requirements for documentation or decide that delivery of certain documents may be postponed subject to an agreed closing procedure between the Bond Trustee and the Issuer, which may include security release and Transaction Security up-take arrangements with respect to the security securing the Existing Debt for Phase 1 Terminal and whereby Transaction Security over assets already securing the Existing Debt for Phase 1 Terminal may be granted and/or perfected and/or obtain first priority after the Existing Debt for Phase 1 Terminal has been repaid.

6.2	Condition subsequent

The Issuer shall ensure that the Bond Trustee receives, in each case in a form and content satisfactory to the Bond Trustee, confirmation from the relevant insurance companies (or the insurance broker) that the Bond Trustee (on behalf of the Bondholders) is registered as co-insured under all insurances subject to Transaction Security as soon as practically possible and in any case within 21 calendar days after the date of the first release from the Escrow Account.

6.3	Disbursement of the proceeds

Disbursement of the proceeds from the issuance of the Bonds to the Escrow Account is conditional on the Bond Trustee’s confirmation to the Paying Agent that the conditions in Clause 6.1 (Conditions precedent for disbursement to the Issuer) have been either satisfied in the Bond Trustee’s discretion or waived by the Bond Trustee pursuant to paragraph (c) of Clause 6.1 above.

6.4	Disbursements from the Escrow Account

The net proceeds from the Initial Bond Issue shall when released from the Escrow Account be used to (i) repay the Existing Debt for Phase 1 Terminal, (ii) pre-fund the Construction Funding Account with USD 85,000,000 (which shall also be used to repay any Bridge Financing), (iii) pre-fund the Liquidity Account, and (iv) the remaining amount shall be deposited into the Earnings Account, all of which shall be done immediately upon first release.

6.5	Tap Issues

The Issuer may issue Additional Bonds provided:

(a)	that a Tap Issue Addendum is made in respect thereof between the Issuer and the Bond Trustee;

(b)	that (a) 6 months have passed since the Phase 2 Terminal Completion Date and (b) that the Pro Forma Net Debt to Pro Forma Annualized EBITDA for the Issuer Group does not exceed 3.5x (as confirmed in writing by the Issuer to the Bond Trustee);

(c)	that any net proceeds from the Tap Issue shall only be released outside of the Issuer Group in the form of a Group Company Loan to a Phase 3 Asset Owner for expansion of the Phase 3 Assets;

(d)	that the Issuer is in compliance with the financial covenants set out in Clause 13.13 (Financial Covenants); and

(e)	that no Event of Default is continuing or would result therefrom.

7.	REPRESENTATIONS AND WARRANTIES

The Issuer makes the representations and warranties set out in this Clause 7 (Representations and warranties), in respect of itself and in respect of each Obligor to the Bond Trustee (on behalf of the Bondholders) at the following times and with reference to the facts and circumstances then existing:

(a)	at the date of these Bond Terms;

(b)	at the Issue Date;

(c)	on each date of disbursement of proceeds from the Escrow Account and the Construction Funding Account; and

(d)	at the date of issuance of any Additional Bonds:

7.1	Status

It is a limited liability company, duly incorporated and validly existing and registered under the laws of its jurisdiction of incorporation, and has the power to own its assets and carry on its business as it is being conducted.

7.2	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, these Bond Terms and any other Finance Document to which it is a party and the transactions contemplated by those Finance Documents.

7.3	Valid, binding and enforceable obligations

These Bond Terms and each other Finance Document to which it is a party constitutes (or will constitute, when executed by the respective parties thereto) its legal, valid and binding obligations, enforceable in accordance with their respective terms, and (save as provided for therein) no further registration, filing, payment of tax or fees or other formalities are necessary or desirable to render the said documents enforceable against it.

7.4	Non-conflict with other obligations

The entry into and performance by it of these Bond Terms and any other Finance Document to which it is a party and the transactions contemplated thereby do not and will not conflict with (i) any law or regulation or judicial or official order; (ii) its constitutional documents; or (iii) any agreement or instrument which is binding upon it or any of its assets.

7.5	No Event of Default

(a)	No Event of Default exists or is likely to result from the making of any drawdown under these Bond Terms or the entry into, the performance of, or any transaction contemplated by, any Finance Document.

(b)	No other event or circumstance has occurred which constitutes (or with the expiry of any grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (howsoever described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or is likely to have a Material Adverse Effect.

7.6	Authorizations and consents

All authorisations, consents, approvals, resolutions, licenses, exemptions, filings, notarizations or registrations required:

(a)	to enable it to enter into, exercise its rights and comply with its obligations under these Bond Terms or any other Finance Document to which it is a party; and

(b)	to carry on its business as presently conducted and as contemplated by these Bond Terms,

have been obtained or effected and are in full force and effect.

7.7	Litigation

No litigation, arbitration or administrative proceedings or investigations of or before any court, arbitral body or agency which, if adversely determined, is likely to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

7.8	Financial Reports

Its most recent Financial Reports fairly and accurately represent the assets and liabilities and financial condition as at their respective dates, and have been prepared in accordance with the Accounting Standard, consistently applied.

7.9	No Material Adverse Effect

Since the date of the most recent Financial Reports, there has been no change in its business, assets or financial condition that is likely to have a Material Adverse Effect.

7.10	No misleading information

Any factual information provided by it to the Bondholders or the Bond Trustee for the purposes of the issuance of the Bonds was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

7.11	No withholdings

The Issuer is not required to make any deduction or withholding from any payment which it may become obliged to make to the Bond Trustee or the Bondholders under these Bond Terms.

7.12	Pari passu ranking

Its payment obligations under these Bond Terms or any other Finance Document to which it is a party ranks as set out in Clause 2.4 (Status of the Bonds).

7.13	Security

No Security exists over any of the present assets of any Issuer Group Company in conflict with these Bond Terms or any Transaction Security.

8.	PAYMENTS IN RESPECT OF THE BONDS

8.1	Covenant to pay

(a)	The Issuer will unconditionally make available to or to the order of the Bond Trustee and/or the Paying Agent all amounts due on each Payment Date pursuant to the terms of these Bond Terms at such times and to such accounts as specified by the Bond Trustee and/or the Paying Agent in advance of each Payment Date or when other payments are due and payable pursuant to these Bond Terms.

(b)	All payments to the Bondholders in relation to the Bonds shall be made to each Bondholder registered as such in the CSD at the Relevant Record Date, by, if no specific order is made by the Bond Trustee, crediting the relevant amount to the bank account nominated by such Bondholder in connection with its securities account in the CSD.

(c)	Payment constituting good discharge of the Issuer’s payment obligations to the Bondholders under these Bond Terms will be deemed to have been made to each Bondholder once the amount has been credited to the bank holding the bank account nominated by the Bondholder in connection with its securities account in the CSD. If the paying bank and the receiving bank are the same, payment shall be deemed to have been made once the amount has been credited to the bank account nominated by the Bondholder in question.

(d)	If a Payment Date or a date for other payments to the Bondholders pursuant to the Finance Documents falls on a day on which either of the relevant CSD settlement system or the relevant currency settlement system for the Bonds are not open, the payment shall be made on the first following possible day on which both of the said systems are open, unless any provision to the contrary have been set out for such payment in the relevant Finance Document.

8.2	Default interest

(a)	Default interest will accrue on any Overdue Amount from and including the Payment Date on which it was first due to and excluding the date on which the payment is made at the Interest Rate plus 3 percentage points per annum.

(b)	Default interest accrued on any Overdue Amount pursuant to this Clause 8.2 (Default interest) will be added to the Overdue Amount on each Interest Payment Date until the Overdue Amount and default interest accrued thereon have been repaid in full.

8.3	Partial Payments

(a)	If the Paying Agent or the Bond Trustee receives a Partial Payment, such Partial Payment shall, in respect of the Issuer’s debt under the Finance Documents be considered made for discharge of the debt of the Issuer in the following order of priority:

(i)	firstly, towards any outstanding costs, fees, liabilities and expenses of the Bond Trustee any Security Agent, any Appointee (as defined in the Security Agency Agreement);

(ii)	secondly, towards any outstanding Account Bank Fees;

(iii)	thirdly, towards accrued interest due but unpaid; and

(iv)	fourthly, towards any other outstanding amounts due but unpaid under the Finance Documents.

(b)	Notwithstanding paragraph (a) above, any Partial Payment which is distributed to the Bondholders, shall, after the above mentioned deduction of outstanding fees, liabilities and expenses, be applied (i) firstly towards any principal amount due but unpaid and (ii) secondly, towards accrued interest due but unpaid, in the following situations;

(i)	the Bond Trustee has served a Default Notice in accordance with Clause 14.2 (Acceleration of the Bonds), or

(ii)	as a result of a resolution according to Clause 15 (Bondholders’ decisions).

8.4	Taxation

(a)	Each Obligor is responsible for withholding any withholding tax imposed by applicable law on any payments to be made by it in relation to the Finance Documents.

(b)	The Obligors shall, if any tax is withheld in respect of the Bonds under the Finance Documents:

(i)	gross up the amount of the payment due from it up to such amount which is necessary to ensure that the Bondholders or the Bond Trustee, as the case may be, receive a net amount which is (after making the required withholding) equal to the payment which would have been received if no withholding had been required; and

(ii)	at the request of the Bond Trustee, deliver to the Bond Trustee evidence that the required tax deduction or withholding has been made.

(c)	Any public fees levied on the trade of Bonds in the secondary market shall be paid by the Bondholders, unless otherwise provided by law or regulation, and the Issuer shall not be responsible for reimbursing any such fees.

8.5	Currency

(a)	All amounts payable under the Finance Documents shall be payable in the denomination of the Bonds set out in Clause 2.1 (Amount, denomination and ISIN of the Bonds). If, however, the denomination differs from the currency of the bank account connected to the Bondholder’s account in the CSD, any cash settlement may be exchanged and credited to this bank account.

(b)	Any specific payment instructions, including foreign exchange bank account details, to be connected to the Bondholder’s account in the CSD must be provided by the relevant Bondholder to the Paying Agent (either directly or through its account manager in the CSD) within 5 Business Days prior to a Payment Date. Depending on any currency exchange settlement agreements between each Bondholder’s bank and the Paying Agent, and opening hours of the receiving bank, cash settlement may be delayed, and payment shall be deemed to have been made once the cash settlement has taken place, provided, however, that no default interest or other penalty shall accrue for the account of the Issuer for such delay.

8.6	Set-off and counterclaims

No Obligor may apply or perform any counterclaims or set-off against any payment obligations pursuant to these Bond Terms or any other Finance Document.

9.	INTEREST

9.1	Calculation of interest

(a)	Each Outstanding Bond will accrue interest at the Interest Rate on the Nominal Amount for each Interest Period, commencing on and including the first date of the Interest Period, and ending on but excluding the last date of the Interest Period.

(b)	Any Additional Bond will accrue interest at the Interest Rate on the Nominal Amount commencing on the first date of the Interest Period in which the Additional Bonds are issued and thereafter in accordance with Clause 9.1 (a) above.

(c)	Interest shall be calculated on the basis of a 360-day year comprised of twelve months of 30 days each (30/360-days basis), unless:

(i)	the last day in the relevant Interest Period is the 31st calendar day but the first day of that Interest Period is a day other than the 30th or the 31st day of a month, in which case the month that includes that last day shall not be shortened to a 30–day month; or

(ii)	the last day of the relevant Interest Period is the last calendar day in February, in which case February shall not be lengthened to a 30-day month.

9.2	Payment of interest

Interest shall fall due on each Interest Payment Date for the corresponding preceding Interest Period and, with respect to accrued interest on the principal amount then due and payable, on each Repayment Date.

10.	REDEMPTION AND REPURCHASE OF BONDS

10.1	Redemption of Bonds

(a)	The Bonds will be repaid by the Issuer in the following instalments:

(i)	semi-annually with an amount equivalent to USD 7,000,000 at a price equal to 100 per cent of the Nominal Amount on each Interest Payment Date, commencing on the Interest Payment Date in September 2021; and

(ii)	any Additional Bonds issued under any Tap Issue shall have a semi-annual amortization amount equivalent to:

Additional Bonds	X USD 7,000,000
Outstanding Bonds

at a price equal to 100 per cent of the Nominal Amount and rounded to the nearest thousand, with the first amortization for the Additional Bonds to be adjusted based on the number of days between the Tap Issue date and the next Interest Payment Date and thereafter the instalment will fall due on each following Interest Payment Date.

(b)	Instalment payments will be made pro rata in accordance with the applicable regulations of the CSD.

(c)	Any remaining Outstanding Bonds will be redeemed in full on the Maturity Date at a price equal to 100 per cent. of the Nominal Amount.

10.2	Voluntary early redemption - Call Option

(a)	The Issuer may redeem (in whole or in part) any of the Outstanding Bonds (the “Call Option”) on any Business Day from and including:

(i)	the Issue Date to, but not including, the First Call Date at a price equal to the Make Whole Amount;

(ii)	the First Call Date to, but not including, the Interest Payment Date in September 2024 at a price equal to 103.40% of the Nominal Amount (the “First Call Price”);

(iii)	the Interest Payment Date in September 2024 to, but not including, the Interest Payment Date in March 2025 at a price equal to 101.70% of the Nominal Amount; and

(iv)	the Interest Payment Date in March 2025 to, but not including, the Maturity Date at a price equal to 100.0% of the Nominal Amount.

(b)	Any redemption of Bonds pursuant to Clause 10.2 (a) above shall be determined based upon the redemption prices applicable on the Call Option Repayment Date.

(c)	The Call Option may be exercised by the Issuer by written notice to the Bond Trustee and the Bondholders at least 10 Business Days prior to the proposed Call Option Repayment Date. Such notice sent by the Issuer is irrevocable and shall specify the Call Option Repayment Date. Unless the Make Whole Amount is set out in the written notice where the Issuer exercises the Call Option, the Issuer shall calculate the Make Whole Amount and provide such calculation by written notice to the Bond Trustee as soon as possible and at the latest within 3 Business Days from the date of the notice.

(d)	Any Call Option exercised in part will be used for pro rata payment to the Bondholders in accordance with the applicable regulations of the CSD.

10.3	Mandatory repurchase due to a Put Option Event

(a)	Upon the occurrence of a Put Option Event, each Bondholder will have the right (the “Put Option”) to require that the Issuer purchases all or some of the Bonds held by that Bondholder at a price equal to 101 per cent. of the Nominal Amount.

(b)	The Put Option must be exercised within 15 Business Days after the Issuer has given notice to the Bond Trustee and the Bondholders that a Put Option Event has occurred pursuant to Clause 12.3 (Put Option Event). Once notified, the Bondholders’ right to exercise the Put Option is irrevocable.

(c)	Each Bondholder may exercise its Put Option by written notice to its account manager for the CSD, who will notify the Paying Agent of the exercise of the Put Option. The Put Option Repayment Date will be the 5th Business Day after the end of 15 Business Days exercise period referred to in paragraph (b) above. However, the settlement of the Put Option will be based on each Bondholders holding of Bonds at the Put Option Repayment Date.

(d)	If Bonds representing more than 90 per cent. of the Outstanding Bonds have been repurchased pursuant to this Clause 10.3 (Mandatory repurchase due to a Put Option Event), the Issuer is entitled to repurchase all the remaining Outstanding Bonds at the price stated in paragraph (a) above by notifying the remaining Bondholders of its intention to do so no later than 10 Business Days after the Put Option Repayment Date. Such notice sent by the Issuer is irrevocable and shall specify the Call Option Repayment Date.

10.4	Early redemption option due to a tax event

If the Issuer is or will be required to gross up any withheld tax imposed by law from any payment in respect of the Bonds under the Finance Documents pursuant to Clause 8.4 (Taxation) as a result of a change in applicable law implemented after the date of these Bond Terms, the Issuer will have the right to redeem all, but not only some, of the Outstanding Bonds at a price equal to 100 per cent. of the Nominal Amount. The Issuer shall give written notice of such redemption to the Bond Trustee and the Bondholders at least 20 Business Days prior to the Tax Event Repayment Date, provided that no such notice shall be given earlier than 60 calendar days prior to the earliest date on which the Issuer would be obliged to withhold such tax were a payment in respect of the Bonds then due.

11.	PURCHASE AND TRANSFER OF BONDS

11.1	Issuer’s purchase of Bonds

The Issuer may purchase and hold Bonds and such Bonds may be retained, or sold or cancelled in the Issuer’s sole discretion, (including with respect to Bonds purchased pursuant to Clause 10.3 (Mandatory repurchase due to a Put Option Event).

11.2	Restrictions

(a)	Certain purchase or selling restrictions may apply to Bondholders under applicable local laws and regulations from time to time. Neither the Issuer nor the Bond Trustee shall be responsible to ensure compliance with such laws and regulations and each Bondholder is responsible for ensuring compliance with the relevant laws and regulations at its own cost and expense.

(b)	A Bondholder who has purchased Bonds in breach of applicable restrictions may, notwithstanding such breach, benefit from the rights attached to the Bonds pursuant to these Bond Terms (including, but not limited to, voting rights), provided that the Issuer shall not incur any additional liability by complying with its obligations to such Bondholder.

12.	INFORMATION UNDERTAKINGS

12.1	Financial Reports

(a)	The Issuer shall prepare Annual Financial Statements (on a consolidated basis for the Issuer Group) in the English language and make them available on the Parent’s web pages for public distribution (alternatively on another relevant information platform) not later than 120 days after the end of the financial year.

(b)	The Issuer shall prepare Interim Accounts in the English language and make them available on the Parent’s web pages for public distribution (alternatively on another relevant information platform) not later than 90 days after the end of the relevant interim period (except for the Interim Accounts for the period ending 30 June 2020 which shall not be later than 15 November 2020).

(c)	As the date of these Bond Terms and until further notice the Interim Accounts are prepared semi-annually and the Issuer shall promptly comply with and inform the Bond Trustee of any amendments to the Parent’s financial reporting obligations under its listing requirements.

12.2	Requirements as to Financial Reports

(a)	The Issuer shall supply to the Bond Trustee, in connection with the publication of its Financial Reports pursuant to Clause 12.1 (Financial Reports), a Compliance Certificate with a copy of the Financial Reports attached thereto. The Compliance Certificate shall be duly signed by the chief executive officer or the chief financial officer of the Issuer, certifying inter alia that the Financial Reports are fairly representing its financial condition as at the date of those financial statements and setting out (in reasonable detail) computations evidencing compliance with Clause 13.13 (Financial Covenants) as at such date.

(b)	The Issuer shall procure that the Financial Reports delivered pursuant to Clause 12.1 (Financial Reports) are prepared using the Accounting Standard consistently applied.

12.3	Put Option Event

The Issuer shall inform the Bond Trustee in writing as soon as possible after becoming aware that a Put Option Event has occurred.

12.4	Information: Miscellaneous

The Issuer shall:

(a)	promptly inform the Bond Trustee in writing of any Event of Default or any event or circumstance which the Issuer understands or could reasonably be expected to understand may lead to an Event of Default and the steps, if any, being taken to remedy it;

(b)	at the request of the Bond Trustee, report the balance of the Issuer’s Bonds (to the best of its knowledge, having made due and appropriate enquiries);

(c)	send the Bond Trustee copies of any statutory notifications of the Issuer, including but not limited to in connection with mergers, de-mergers and reduction of the Issuer’s share capital or equity;

(d)	if the Bonds are listed on an Exchange, send a copy to the Bond Trustee of its notices to the Exchange;

(e)	if the Issuer and/or the Bonds are rated, inform the Bond Trustee of its and/or the rating of the Bonds, and any changes to such rating;

(f)	inform the Bond Trustee of changes in the registration of the Bonds in the CSD; and

(g)	within a reasonable time, provide such information about the Issuer’s and the Issuer Group’s business, assets and financial condition as the Bond Trustee may reasonably request.

13.	GENERAL AND FINANCIAL UNDERTAKINGS

The Issuer undertakes to (and shall, where applicable, procure that the other Issuer Group Companies will) comply with the undertakings set forth in this Clause 13 (General and Financial Undertakings) (unless the Bond Trustee or the Bondholders’ Meeting (as the case may be) in writing has agreed otherwise).

13.1	Authorisations

The Issuer shall, and shall procure that each other Issuer Group Company will, in all material respects obtain, maintain and comply with the terms of any authorisation, approval, license and consent required for the conduct of its business as carried out from time to time.

13.2	Compliance with laws

The Issuer shall, and shall ensure that each other Issuer Group Company shall, comply in all material respects with all laws and regulations it may be subject to from time to time, if failure to comply would have a Material Adverse Effect.

13.3	Continuation of business

The Issuer shall not cease to carry on its business and shall ensure that no other Issuer Group Company shall cease to carry on its business. The Issuer shall procure that no substantial change is made to the general nature of the business of the Issuer Group from that carried on at the date of these Bond Terms.

13.4	Corporate status

The Issuer shall not change its type of organization (as a limited liability company) or jurisdiction of incorporation.

13.5	Pari passu ranking

The Issuer shall ensure that its obligations under these Bond Terms shall at all times rank at least pari passu as set out in Clause 2.4 (Status of the Bonds).

13.6	Mergers

The Issuer shall not, and shall ensure that no other Issuer Group Company shall, carry out any merger or other business combination or corporate reorganization involving a consolidation of the assets and obligations of the Issuer or such Issuer Group Company with any other company or entity not being a member of the Issuer Group if such transaction would have a Material Adverse Effect.

13.7	De-mergers

The Issuer shall not, and shall ensure that no other Issuer Group Company shall, carry out any de-merger or other corporate reorganization involving a split of the Issuer or such Issuer Group Company into two or more separate companies or entities other than within the Issuer Group, if such transaction would have a Material Adverse Effect.

13.8	Arm’s length transactions

Without limiting Clause 13.2 (Compliance with laws), the Issuer shall not, and shall procure that no other Issuer Group Company shall, enter into any transaction with any person except on arm’s length terms.

13.9	Insurances

The Issuer and each Issuer Group Company shall establish and maintain (or ensure that the same is maintained for their benefit) with reputable insurance companies, funds or underwriters adequate insurance or captive arrangements with respect to its assets, equipment and business against such liabilities, casualties and contingencies and of such types and in such amounts as are consistent with prudent business practice and as customary.

13.10	Environmental, Social and Governance (“ESG”)

The Issuer shall, and shall ensure that each other Issuer Group Company shall, comply in all material respects with laws, regulations, directives, instructions and other restrictions, relating to ESG criteria relevant for and which are applicable to the Issuer Group and its business from time to time, if failure to so comply would have a Material Adverse Effect.

13.11	Accounts

(a)	The Issuer shall open and maintain the following Accounts:

(i)	Escrow Account

The Escrow Account shall be pledged in favour of the Bond Trustee (on behalf of itself and the Bondholders) pursuant to the Escrow Account Pledge and blocked so that no withdrawals can be made from such account without the Bond Trustee’s prior written consent, and the Account Bank shall waive any set-off rights to such account.

(ii)	Construction Funding Account

(A)	The Construction Funding Account shall be established by the Issuer with the Offshore Account Bank prior to pre-disbursement, to which an amount of USD 85,000,000 shall be transferred from the Escrow Account in accordance with these Bond Terms.

(B)	The Construction Funding Account shall be pledged in favour of the Offshore Security Agent so that no withdrawals can be made from such account without the Bond Trustee’s prior written consent, and the Offshore Account Bank shall waive any set-off rights to such account.

(C)	Amounts standing to the credit of the Issuer in the Construction Funding Account shall be released as follow: (i) USD 45,000,000 upon satisfaction of all conditions precedent as described in Clause 6.1 (b) above, which shall also be used to repay any Bridge Financing; and (ii) USD 5,000,000 per month (for a total of eight months) on the end of each calendar month.

(iii)	Debt Service Retention Account

(A)	The Debt Service Retention Account shall be established by the Issuer with the Offshore Account Bank prior to disbursement, into which 1/6 of the amortization and interest payment payable on the next Interest Payment Date shall be transferred on a monthly basis.

(B)	The Debt Service Retention Account shall be pledged in favour of the Offshore Security Agent so that no withdrawals can be made from such account without the Bond Trustee’s prior written consent, and the Offshore Account Bank shall waive any set-off rights to such account.

(C)	The amount deposited in the Debt Service Retention Account shall only be released and applied for the due payment of interest and instalments in accordance with the terms of these Bond Terms.

(iv)	Liquidity Account

(A)	The Liquidity Account shall be established by the Issuer with the Offshore Account Bank prior to disbursement, to which an amount equivalent to the Minimum Liquidity shall be transferred from the Escrow Account, provided that all conditions precedent set out in Clause 6.1 (b) above have been satisfied.

(B)	The Liquidity Account shall be pledged in favour of the Offshore Security Agent so that no withdrawals can be made from such account without the Bond Trustee’s prior written consent prior written consent, and the Offshore Account Bank shall waive any set-off rights to such account.

(v)	Earnings Account

(A)	The Earnings Account shall be established by the Issuer with the Onshore Account Bank prior to disbursement, into which (i) the net proceeds from the Initial Bond Issue less (a) the Existing Debt for Phase 1 Terminal, (b) the remaining Phase 2 Terminal Project Cost, (c) the amount to be transferred to the Liquidity Account and (d) the Promissory Note Amount, shall be transferred from the Escrow Account, provided that all conditions precedent set out in Clause 6.1 (b) above have been satisfied, and (ii) all earnings of each Issuer Group Company shall be paid directly by the relevant contracting party.

(B)	The Earnings Account shall be pledged in favour of the Onshore Security Agent, but not blocked (unless an Event of Default has occurred and is continuing) and the Offshore Account Bank shall waive any set-off rights to such account.

(b)	Withdrawal from each of the Escrow Account, the Construction Funding Account and the Debt Service Retention Account shall be made by issuing a drawdown notice to the Bond Trustee. The drawdown notice shall be in the form set out as Attachment 2 to these Bond Terms. (“Account Drawdown Notice”), and shall specify the amount and purpose of the drawdown and include a statement that the drawdown is in accordance with the purpose of the Initial Bond Issue and that no Event of Default has occurred or is likely to occur as a consequence of the withdrawal. Upon approval of the Account Drawdown Notice in respect of the Construction Funding Account and the Debt Service Retention Account by the Bond Trustee, the Bond Trustee shall instruct the Offshore Security Agent to consent to the withdrawal by the Issuer, the form of which to be agreed between the Bond Trustee and the Offshore Security Agent in a Security Agency Agreement or otherwise.

13.12	Issuer’s Special Undertakings

(a)	Distributions restrictions

The Issuer shall not make any Distribution other than a Permitted Distribution.

(b)	Disposal of assets/business

The Issuer shall not, and it shall procure that no Issuer Group Company will, sell or otherwise dispose of all or any part of Phase 1 Terminal, the Phase 2 Terminal or the Admin Building (directly or indirectly) or otherwise a substantial part of its assets or operations, unless such disposal happens within the Issuer Group, consists of Phase 3 Assets or (save for the Phase 1 Terminal, the Phase 2 Terminal or the Admin Building) does not have a Material Adverse Effect.

(c)	Financial Indebtedness

The Issuer shall not, and it shall procure that no other Issuer Group Company will, incur or allow to remain outstanding any Financial Indebtedness, other than Permitted Financial Indebtedness.

(d)	Negative pledge

The Issuer shall not, and it shall procure that no other Issuer Group Company will, create or allow to subsist, retain, provide, prolong or renew any Security over any of its assets, other than Permitted Security.

(e)	Financial support

The Issuer shall not, and it shall procure that no other Issuer Group Company will, grant or allow to subsist (i) any loans or credits to any person or (ii) any guarantees or indemnities in respect of any obligation of any other person, in each case other than any Permitted Financial Support.

(f)	Subsidiaries distributions

The Issuer shall ensure that none of its Subsidiaries creates or permits to exist any contractual restriction on its right to declare or pay dividends or make other distributions to its shareholders, other than such contractual restrictions which are not reasonably likely to prevent the Issuer from complying with its payment obligations under the Finance Documents.

(g)	Transaction Security Documents

The Issuer shall ensure that each of the Obligors shall maintain the Transaction Security Documents to which they are a party in full force and effect, and do all acts which may be necessary to ensure that such Security remains duly created, enforceable and perfected with first priority ranking, creating the Security contemplating thereunder, at the expense of the Issuer.

(h)	Hedging policy

The Issuer shall procure that no Issuer Group Company shall enter into hedging arrangements for speculative purposes.

(i)	Major Agreements

The Issuer shall ensure that:

(i)	no changes are made to a Major Agreement which are reasonably likely to have a Material Adverse Effect;

(ii)	it does not fail to perform any payment obligation or any other material obligation under a Major Agreement; and

(iii)	no Major Agreement is cancelled or terminated, except pursuant to the ordinary expiry of the Major Agreement due to time or due to all deliverables thereunder having been delivered.

(j)	Capital Expenditures

The Issuer shall not, and it shall ensure that no Issuer Group Company invest and/or undertake any capital expenditure obligation that exceeds an aggregate for the Issuer Group of USD 10,000,000 during the term of the Bonds, except for the remaining capital expenditure obligation under the EPC Construction Contract, any maintenance capital expenditure and/or enhancements relating to the Phase 1 Terminal and/or the Phase 2 Terminal in its ordinary course of business.

(k)	Undertakings during the Construction Period

The Issuer shall, during the Construction Period, upon the occurrence of a Cost Overrun:

(i)	promptly after becoming aware of the Cost Overrun, give written notice thereof to the Bond Trustee; and

(ii)	promptly, and no later than 20 Business Days after becoming aware of the Cost Overrun:

(A)	obtain additional cash funding in an amount not less than the amount of the Cost Overrun, in the form of new equity capital, Intercompany Loans or Subordinated Loans;

(B)	the amount of the Cost Overrun to be confirmed to the Bond Trustee by the Independent Consultant; and

(C)	provide evidence satisfactory to the Bond Trustee that the Issuer has satisfied the undertaking in (A) above.

13.13	Financial Covenants

(a)	The Issuer undertakes to comply with the following financial covenants during the term of the Bonds:

(i)	Minimum Liquidity: The Issuer shall ensure that the Issuer Group maintains USD 8,500,000 in the Liquidity Account, equivalent to the Interest Payment on the First Interest Payment Date, to be adjusted on a pro rata basis for any Additional Bonds.

(ii)	Leverage Ratio: The Issuer shall ensure that the Leverage Ratio for the Issuer Group does not exceed:

(A)	5.5x at 31 December 2020;

(B)	3.5x at 31 December 2021; and

(C)	3.0x anytime thereafter.

(iii)	Working Capital: The Issuer shall ensure that the Issuer Group maintains a positive Working Capital.

(b)	The Parent undertakes to comply with the following financial covenants during the term of the Bonds:

(i)	Minimum Equity Ratio: The Parent shall ensure that the Group maintains a minimum Equity Ratio of 25%.

(c)	Each Obligor undertakes to comply with the relevant Financial Covenants above at all times, such compliance to be measured on any applicable Quarter Date for which Financial Reports shall be prepared pursuant to Clause 12.1 (Financial Reports) and certified by the relevant Obligor with each reporting in a compliance certificate (to be delivered to the Bond Trustee together with each Financial Report).

14.	EVENTS OF DEFAULT AND ACCELERATION OF THE BONDS

14.1	Events of Default

Each of the events or circumstances set out in this Clause 14.1 shall constitute an Event of Default:

(a)	Non-payment

An Obligor fails to pay any amount payable by it under the Finance Documents when such amount is due for payment, unless:

(i)	its failure to pay is caused by administrative or technical error in payment systems or the CSD and payment is made within 5 Business Days following the original due date; or

(ii)	in the discretion of the Bond Trustee, the Issuer has substantiated that it is likely that such payment will be made in full within 5 Business Days following the original due date.

(b)	Breach of other obligations

An Obligor does not comply with any provision of the Finance Documents other than set out under paragraph (a) (Non-payment) above, unless such failure is capable of being remedied and is remedied within 20 Business Days after the earlier of the Issuer’s actual knowledge thereof, or notice thereof is given to the Issuer by the Bond Trustee.

(c)	Misrepresentation

Any representation, warranty or statement (including statements in Compliance Certificates) made by any Obligor under or in connection with any Finance Documents is or proves to have been incorrect, inaccurate or misleading in any material respect when made.

(d)	Cross default

If for any Obligor:

(i)	any Financial Indebtedness is not paid when due nor within any applicable grace period; or

(ii)	any Financial Indebtedness is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described); or

(iii)	any commitment for any Financial Indebtedness is cancelled or suspended by a creditor as a result of an event of default (however described), or

(iv)	any creditor becomes entitled to declare any Financial Indebtedness due and payable prior to its specified maturity as a result of an event of default (however described),

provided however that the aggregate amount of such Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (i) to (iv) above exceeds a total of USD 5,000,000 (or the equivalent thereof in any other currency).

(e)	Insolvency and insolvency proceedings

Any Obligor:

(i)	is Insolvent; or

(ii)	is object of any corporate action or any legal proceedings is taken in relation to:

(A)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) other than a solvent liquidation or reorganization; or

(B)	a composition, compromise, assignment or arrangement with any creditor which may materially impair its ability to perform its payment obligations under these Bond Terms; or

(C)	the appointment of a liquidator (other than in respect of a solvent liquidation), receiver, administrative receiver, administrator, compulsory manager or other similar officer of any of its assets; or

(D)	enforcement of any Security over any of its or their assets having an aggregate value exceeding the threshold amount set out in paragraph 14.1 (d) (Cross default) above; or

(E)	for (A) - (D) above, any analogous procedure or step is taken in any jurisdiction in respect of any such company,

however this shall not apply to any petition which is frivolous or vexatious and is discharged, stayed or dismissed within 20 Business Days of commencement.

(f)	Creditor’s process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Obligor having an aggregate value exceeding the threshold amount set out in paragraph (d) (Cross default) above and is not discharged within 20 Business Days.

(g)	Unlawfulness

It is or becomes unlawful for an Obligor to perform or comply with any of its obligations under the Finance Documents to the extent this may materially impair:

(i)	the ability of such Obligor to perform its obligations under these Bond Terms; or

(ii)	the ability of the Bond Trustee or any Security Agent to exercise any material right or power vested to it under the Finance Documents.

14.2	Acceleration of the Bonds

If an Event of Default has occurred and is continuing, the Bond Trustee may, in its discretion in order to protect the interests of the Bondholders, or upon instruction received from the Bondholders pursuant to Clause 14.3 (Bondholders’ instructions) below, by serving a Default Notice:

(a)	declare that the Outstanding Bonds, together with accrued interest and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(b)	exercise (or direct the Security Agent to exercise) any or all of its rights, remedies, powers or discretions under the Finance Documents or take such further measures as are necessary to recover the amounts outstanding under the Finance Documents.

14.3	Bondholders’ instructions

The Bond Trustee shall serve a Default Notice pursuant to Clause 14.2 (Acceleration of the Bonds) if:

(a)	the Bond Trustee receives a demand in writing from Bondholders representing a simple majority of the Voting Bonds, that an Event of Default shall be declared, and a Bondholders’ Meeting has not made a resolution to the contrary; or

(b)	the Bondholders’ Meeting, by a simple majority decision, has approved the declaration of an Event of Default.

14.4	Calculation of claim

The claim derived from the Outstanding Bonds due for payment as a result of the serving of a Default Notice will be calculated at the call prices set out in Clause 10.2 (Voluntary early redemption – Call Option), as applicable at the following dates (and regardless of the Default Repayment Date set out in the Default Notice);

(a)	for any Event of Default arising out of a breach of Clause 14.1 (Events of Default) paragraph (a) (Non-payment), the claim will be calculated at the call price applicable at the date when such Event of Default occurred; and

(b)	for any other Event of Default, the claim will be calculated at the call price applicable at the date when the Default Notice was served by the Bond Trustee.

However, if the situations described in (a) or (b) above takes place prior to the First Call Date, the calculation shall be based on the call price applicable on the First Call Date.

15.	BONDHOLDERS’ DECISIONS

15.1	Authority of the Bondholders’ Meeting

(a)	A Bondholders’ Meeting may, on behalf of the Bondholders, resolve to alter any of these Bond Terms, including, but not limited to, any reduction of principal or interest and any conversion of the Bonds into other capital classes.

(b)	The Bondholders’ Meeting cannot resolve that any overdue payment of any instalment shall be reduced unless there is a pro rata reduction of the principal that has not fallen due, but may resolve that accrued interest (whether overdue or not) shall be reduced without a corresponding reduction of principal.

(c)	The Bondholders’ Meeting may not adopt resolutions which will give certain Bondholders an unreasonable advantage at the expense of other Bondholders.

(d)	Subject to the power of the Bond Trustee to take certain action as set out in Clause 16.1 (Power to represent the Bondholders), if a resolution by, or an approval of, the Bondholders is required, such resolution may be passed at a Bondholders’ Meeting. Resolutions passed at any Bondholders’ Meeting will be binding upon all Bondholders.

(e)	At least 50 per cent. of the Voting Bonds must be represented at a Bondholders’ Meeting for a quorum to be present.

(f)	Resolutions will be passed by simple majority of the Voting Bonds represented at the Bondholders’ Meeting, unless otherwise set out in paragraph (g) below.

(g)	Save for any amendments or waivers which can be made without resolution pursuant to Clause 17.1 (Procedure for amendments and waivers) paragraph (a), section (i) and (ii), a majority of at least 2/3 of the Voting Bonds represented at the Bondholders’ Meeting is required for approval of any waiver or amendment of these Bond Terms.

15.2	Procedure for arranging a Bondholders’ Meeting

(a)	A Bondholders’ Meeting shall be convened by the Bond Trustee upon the request in writing of:

(i)	the Issuer;

(ii)	Bondholders representing at least 1/10 of the Voting Bonds;

(iii)	the Exchange, if the Bonds are listed and the Exchange is entitled to do so pursuant to the general rules and regulations of the Exchange; or

(iv)	the Bond Trustee.

The request shall clearly state the matters to be discussed and resolved.

(b)	If the Bond Trustee has not convened a Bondholders’ Meeting within 10 Business Days after having received a valid request for calling a Bondholders’ Meeting pursuant to paragraph (a) above, then the requesting party may call the Bondholders’ Meeting itself.

(c)	Summons to a Bondholders’ Meeting must be sent no later than 10 Business Days prior to the proposed date of the Bondholders’ Meeting. The Summons shall be sent to all Bondholders registered in the CSD at the time the Summons is sent from the CSD. If the Bonds are listed, the Issuer shall ensure that the Summons is published in accordance with the applicable regulations of the Exchange. The Summons shall also be published on the website of the Bond Trustee (alternatively by press release or other relevant information platform).

(d)	Any Summons for a Bondholders’ Meeting must clearly state the agenda for the Bondholders’ Meeting and the matters to be resolved. The Bond Trustee may include additional agenda items to those requested by the person calling for the Bondholders’ Meeting in the Summons. If the Summons contains proposed amendments to these Bond Terms, a description of the proposed amendments must be set out in the Summons.

(e)	Items which have not been included in the Summons may not be put to a vote at the Bondholders’ Meeting.

(f)	By written notice to the Issuer, the Bond Trustee may prohibit the Issuer from acquiring or dispose of Bonds during the period from the date of the Summons until the date of the Bondholders’ Meeting, unless the acquisition of Bonds is made by the Issuer pursuant to Clause 10 (Redemption and Repurchase of Bonds).

(g)	A Bondholders’ Meeting may be held on premises selected by the Bond Trustee, or if paragraph (b) above applies, by the person convening the Bondholders’ Meeting (however to be held in the capital of the Relevant Jurisdiction). The Bondholders’ Meeting will be opened and, unless otherwise decided by the Bondholders’ Meeting, chaired by the Bond Trustee. If the Bond Trustee is not present, the Bondholders’ Meeting will be opened by a Bondholder and be chaired by a representative elected by the Bondholders’ Meeting (the Bond Trustee or such other representative, the “Chairperson”).

(h)	Each Bondholder, the Bond Trustee and, if the Bonds are listed, representatives of the Exchange, or any person or persons acting under a power of attorney for a Bondholder, shall have the right to attend the Bondholders’ Meeting (each a “Representative”). The Chairperson may grant access to the meeting to other persons not being Representatives, unless the Bondholders’ Meeting decides otherwise. In addition, each Representative has the right to be accompanied by an advisor. In case of dispute or doubt with regard to whether a person is a Representative or entitled to vote, the Chairperson will decide who may attend the Bondholders’ Meeting and exercise voting rights.

(i)	Representatives of the Issuer have the right to attend the Bondholders’ Meeting. The Bondholders Meeting may resolve to exclude the Issuer’s representatives and/or any person holding only Issuer’s Bonds (or any representative of such person) from participating in the meeting at certain times, however, the Issuer’s representative and any such other person shall have the right to be present during the voting.

(j)	Minutes of the Bondholders’ Meeting must be recorded by, or by someone acting at the instruction of, the Chairperson. The minutes must state the number of Voting Bonds represented at the Bondholders’ Meeting, the resolutions passed at the meeting, and the results of the vote on the matters to be decided at the Bondholders’ Meeting. The minutes shall be signed by the Chairperson and at least one other person. The minutes will be deposited with the Bond Trustee who shall make available a copy to the Bondholders and the Issuer upon request.

(k)	The Bond Trustee will ensure that the Issuer, the Bondholders and the Exchange are notified of resolutions passed at the Bondholders’ Meeting and that the resolutions are published on the website of the Bond Trustee (or other relevant electronically platform or press release).

(l)	The Issuer shall bear the costs and expenses incurred in connection with convening a Bondholders’ Meeting regardless of who has convened the Bondholders’ Meeting, including any reasonable costs and fees incurred by the Bond Trustee.

15.3	Voting rules

(a)	Each Bondholder (or person acting for a Bondholder under a power of attorney) may cast one vote for each Voting Bond owned on the Relevant Record Date, ref. Clause 3.3 (Bondholders’ rights). The Chairperson may, in its sole discretion, decide on accepted evidence of ownership of Voting Bonds.

(b)	Issuer’s Bonds shall not carry any voting rights. The Chairperson shall determine any question concerning whether any Bonds will be considered Issuer’s Bonds.

(c)	For the purposes of this Clause 15 (Bondholders’ decisions), a Bondholder that has a Bond registered in the name of a nominee will, in accordance with Clause 3.3 (Bondholders’ rights), be deemed to be the owner of the Bond rather than the nominee. No vote may be cast by any nominee if the Bondholder has presented relevant evidence to the Bond Trustee pursuant to Clause 3.3 (Bondholders’ rights) stating that it is the owner of the Bonds voted for. If the Bondholder has voted directly for any of its nominee registered Bonds, the Bondholder’s votes shall take precedence over votes submitted by the nominee for the same Bonds.

(d)	Any of the Issuer, the Bond Trustee and any Bondholder has the right to demand a vote by ballot. In case of parity of votes, the Chairperson will have the deciding vote.

15.4	Repeated Bondholders’ Meeting

(a)	Even if the necessary quorum set out in paragraph (e) of Clause 15.1 (Authority of the Bondholders’ Meeting) is not achieved, the Bondholders’ Meeting shall be held and voting completed for the purpose of recording the voting results in the minutes of the Bondholders’ Meeting. The Bond Trustee or the person who convened the initial Bondholders’ Meeting may, within 10 Business Days of that Bondholders’ Meeting, convene a repeated meeting with the same agenda as the first meeting.

(b)	The provisions and procedures regarding Bondholders’ Meetings as set out in Clause 15.1 (Authority of the Bondholders’ Meeting), Clause 15.2 (Procedure for arranging a Bondholders’ Meeting) and Clause 15.3 (Voting rules) shall apply mutatis mutandis to a repeated Bondholders’ Meeting, with the exception that the quorum requirements set out in paragraph (d) of Clause 15.1 (Authority of the Bondholders’ Meeting) shall not apply to a repeated Bondholders’ Meeting. A Summons for a repeated Bondholders’ Meeting shall also contain the voting results obtained in the initial Bondholders’ Meeting.

(c)	A repeated Bondholders’ Meeting may only be convened once for each original Bondholders’ Meeting. A repeated Bondholders’ Meeting may be convened pursuant to the procedures of a Written Resolution in accordance with Clause 15.5 (Written Resolutions), even if the initial meeting was held pursuant to the procedures of a Bondholders’ Meeting in accordance with Clause 15.2 (Procedure for arranging a Bondholders’ Meeting) and vice versa.

15.5	Written Resolutions

(a)	Subject to these Bond Terms, anything which may be resolved by the Bondholders in a Bondholders’ Meeting pursuant to Clause 15.1 (Authority of the Bondholders’ Meeting) may also be resolved by way of a Written Resolution. A Written Resolution passed with the relevant majority is as valid as if it had been passed by the Bondholders in a Bondholders’ Meeting, and any reference in any Finance Document to a Bondholders’ Meeting shall be construed accordingly.

(b)	The person requesting a Bondholders’ Meeting may instead request that the relevant matters are to be resolved by Written Resolution only, unless the Bond Trustee decides otherwise.

(c)	The Summons for the Written Resolution shall be sent to the Bondholders registered in the CSD at the time the Summons is sent from the CSD and published at the Bond Trustee’s web site, or other relevant electronic platform or via press release.

(d)	The provisions set out in Clause 15.1 (Authority of the Bondholders’ Meeting), 15.2 (Procedure for arranging a Bondholder’s Meeting), Clause 15.3 (Voting Rules) and Clause 15.4 (Repeated Bondholders’ Meeting) shall apply mutatis mutandis to a Written Resolution, except that:

(i)	the provisions set out in paragraphs (g), (h) and (i) of Clause 15.2 (Procedure for arranging Bondholders Meetings); or

(ii)	provisions which are otherwise in conflict with the requirements of this Clause 15.5 (Written Resolution),

shall not apply to a Written Resolution.

(e)	The Summons for a Written Resolution shall include:

(i)	instructions as to how to vote to each separate item in the Summons (including instructions as to how voting can be done electronically if relevant); and

(ii)	the time limit within which the Bond Trustee must have received all votes necessary in order for the Written Resolution to be passed with the requisite majority (the “Voting Period”), which shall be at least 10 Business Days but not more than 15 Business Days from the date of the Summons.

(f)	Only Bondholders of Voting Bonds registered with the CSD on the Relevant Record Date, or the beneficial owner thereof having presented relevant evidence to the Bond Trustee pursuant to Clause 3.3 (Bondholders’ rights), will be counted in the Written Resolution.

(g)	A Written Resolution is passed when the requisite majority set out in paragraph (e) or paragraph (f) of Clause 15.1 (Authority of Bondholders’ Meeting) has been obtained, based on a quorum of the total number of Voting Bonds, even if the Voting Period has not yet expired. A Written Resolution will also be resolved if the sufficient numbers of negative votes are received prior to the expiry of the Voting Period.

(h)	The effective date of a Written Resolution passed prior to the expiry of the Voting Period is the date when the resolution is approved by the last Bondholder that results in the necessary voting majority being obtained.

(i)	If no resolution is passed prior to the expiry of the Voting Period, the number of votes shall be calculated at the close of business on the last day of the Voting Period, and a decision will be made based on the quorum and majority requirements set out in paragraphs (e) to (g) of Clause 15.1(Authority of Bondholders’ Meeting).

16.	THE BOND TRUSTEE

16.1	Power to represent the Bondholders

(a)	The Bond Trustee has power and authority to act on behalf of, and/or represent, the Bondholders in all matters, including but not limited to taking any legal or other action, including enforcement of these Bond Terms, and the commencement of bankruptcy or other insolvency proceedings against the Issuer, or others.

(b)	The Issuer shall promptly upon request provide the Bond Trustee with any such documents, information and other assistance (in form and substance satisfactory to the Bond Trustee), that the Bond Trustee deems necessary for the purpose of exercising its and the Bondholders’ rights and/or carrying out its duties under the Finance Documents.

16.2	The duties and authority of the Bond Trustee

(a)	The Bond Trustee shall represent the Bondholders in accordance with the Finance Documents, including, inter alia, by following up on the delivery of any Compliance Certificates and such other documents which the Issuer is obliged to disclose or deliver to the Bond Trustee pursuant to the Finance Documents and, when relevant, in relation to accelerating and enforcing the Bonds on behalf of the Bondholders.

(b)	The Bond Trustee is not obligated to assess or monitor the financial condition of the Issuer or any other Obligor unless to the extent expressly set out in these Bond Terms, or to take any steps to ascertain whether any Event of Default has occurred. Until it has actual knowledge to the contrary, the Bond Trustee is entitled to assume that no Event of Default has occurred. The Bond Trustee is not responsible for the valid execution or enforceability of the Finance Documents, or for any discrepancy between the indicative terms and conditions described in any marketing material presented to the Bondholders prior to issuance of the Bonds and the provisions of these Bond Terms.

(c)	The Bond Trustee is entitled to take such steps that it, in its sole discretion, considers necessary or advisable to protect the rights of the Bondholders in all matters pursuant to the terms of the Finance Documents. The Bond Trustee may submit any instructions received by it from the Bondholders to a Bondholders’ Meeting before the Bond Trustee takes any action pursuant to the instruction.

(d)	The Bond Trustee is entitled to engage external experts when carrying out its duties under the Finance Documents.

(e)	The Bond Trustee shall hold all amounts recovered on behalf of the Bondholders on separated accounts.

(f)	The Bond Trustee will ensure that resolutions passed at the Bondholders’ Meeting are properly implemented, provided, however, that the Bond Trustee may refuse to implement resolutions that may be in conflict with these Bond Terms, any other Finance Document, or any applicable law.

(g)	Notwithstanding any other provision of the Finance Documents to the contrary, the Bond Trustee is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation.

(h)	If the cost, loss or liability which the Bond Trustee may incur (including reasonable fees payable to the Bond Trustee itself) in:

(i)	complying with instructions of the Bondholders; or

(ii)	taking any action at its own initiative,

will not, in the reasonable opinion of the Bond Trustee, be covered by the Issuer or the relevant Bondholders pursuant to paragraphs (e) and (g) of Clause 16.4 (Expenses, liability and indemnity), the Bond Trustee may refrain from acting in accordance with such instructions, or refrain from taking such action, until it has received such funding or indemnities (or adequate security has been provided therefore) as it may reasonably require.

(i)	The Bond Trustee shall give a notice to the Bondholders before it ceases to perform its obligations under the Finance Documents by reason of the non-payment by the Issuer of any fee or indemnity due to the Bond Trustee under the Finance Documents.

(j)	The Bond Trustee may instruct the CSD to split the Bonds to a lower nominal amount in order to facilitate partial redemptions, restructuring of the Bonds or other situations.

16.3	Equality and conflicts of interest

(a)	The Bond Trustee shall not make decisions which will give certain Bondholders an unreasonable advantage at the expense of other Bondholders. The Bond Trustee shall, when acting pursuant to the Finance Documents, act with regard only to the interests of the Bondholders and shall not be required to have regard to the interests or to act upon or comply with any direction or request of any other person, other than as explicitly stated in the Finance Documents.

(b)	The Bond Trustee may act as agent, trustee, representative and/or security agent for several bond issues relating to the Issuer notwithstanding potential conflicts of interest. The Bond Trustee is entitled to delegate its duties to other professional parties.

16.4	Expenses, liability and indemnity

(a)	The Bond Trustee will not be liable to the Bondholders for damage or loss caused by any action taken or omitted by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct. The Bond Trustee shall not be responsible for any indirect or consequential loss. Irrespective of the foregoing, the Bond Trustee shall have no liability to the Bondholders for damage caused by the Bond Trustee acting in accordance with instructions given by the Bondholders in accordance with these Bond Terms.

(b)	The Bond Trustee will not be liable to the Issuer for damage or loss caused by any action taken or omitted by it under or in connection with any Finance Document, unless caused by its gross negligence or wilful misconduct. The Bond Trustee shall not be responsible for any indirect or consequential loss.

(c)	Any liability for the Bond Trustee for damage or loss is limited to the amount of the Outstanding Bonds. The Bond Trustee is not liable for the content of information provided to the Bondholders by or on behalf of the Issuer or any other person.

(d)	The Bond Trustee shall not be considered to have acted negligently in:

(i)	acting in accordance with advice from or opinions of reputable external experts; or

(ii)	taking, delaying or omitting any action if acting with reasonable care and provided the Bond Trustee considers that such action is in the interests of the Bondholders.

(e)	The Issuer is liable for, and will indemnify the Bond Trustee fully in respect of, all losses, expenses and liabilities incurred by the Bond Trustee as a result of negligence by the Issuer (including its directors, management, officers, employees and agents) in connection with the performance of the Bond Trustee’s obligations under the Finance Documents, including losses incurred by the Bond Trustee as a result of the Bond Trustee’s actions based on misrepresentations made by the Issuer in connection with the issuance of the Bonds, the entering into or performance under the Finance Documents, and for as long as any amounts are outstanding under or pursuant to the Finance Documents.

(f)	The Issuer shall cover all costs and expenses incurred by the Bond Trustee in connection with it fulfilling its obligations under the Finance Documents. The Bond Trustee is entitled to fees for its work and to be indemnified for costs, losses and liabilities on the terms set out in the Finance Documents. The Bond Trustee’s obligations under the Finance Documents are conditioned upon the due payment of such fees and indemnifications. The fees of the Bond Trustee will be further set out in the Bond Trustee Fee Agreement.

(g)	The Issuer shall on demand by the Bond Trustee pay all costs incurred for external experts engaged after the occurrence of an Event of Default, or for the purpose of investigating or considering (i) an event or circumstance which the Bond Trustee reasonably believes is or may lead to an Event of Default or (ii) a matter relating to the Issuer or any of the Finance Documents which the Bond Trustee reasonably believes may constitute or lead to a breach of any of the Finance Documents or otherwise be detrimental to the interests of the Bondholders under the Finance Documents.

(h)	Fees, costs and expenses payable to the Bond Trustee which are not reimbursed in any other way due to an Event of Default, the Issuer being Insolvent or similar circumstances pertaining to any Obligors, may be covered by making an equal reduction in the proceeds to the Bondholders hereunder of any costs and expenses incurred by the Bond Trustee or the Security Agent in connection therewith. The Bond Trustee may withhold funds from any escrow account (or similar arrangement) or from other funds received from the Issuer or any other person, irrespective of such funds being subject to Transaction Security, and to set-off and cover any such costs and expenses from those funds.

(i)	As a condition to effecting any instruction from the Bondholders (including, but not limited to, instructions set out in Clause 14.3 (Bondholders’ instructions) or Clause 15.2 (Procedure for arranging a Bondholders’ Meeting)), the Bond Trustee may require satisfactory Security, guarantees and/or indemnities for any possible liability and anticipated costs and expenses from those Bondholders who have given that instruction and/or who voted in favour of the decision to instruct the Bond Trustee.

16.5	Replacement of the Bond Trustee

(a)	The Bond Trustee may be replaced by a majority of 2/3 of Voting Bonds in accordance with the procedures set out in Clause 15 (Bondholders’ Decisions), and the Bondholders may resolve to replace the Bond Trustee without the Issuer’s approval.

(b)	The Bond Trustee may resign by giving notice to the Issuer and the Bondholders, in which case a successor Bond Trustee shall be elected pursuant to this Clause 16.5 (Replacement of the Bond Trustee), initiated by the retiring Bond Trustee.

(c)	If the Bond Trustee is Insolvent, or otherwise is permanently unable to fulfil its obligations under these Bond Terms, the Bond Trustee shall be deemed to have resigned and a successor Bond Trustee shall be appointed in accordance with this Clause 16.5 (Replacement of the Bond Trustee). The Issuer may appoint a temporary Bond Trustee until a new Bond Trustee is elected in accordance with paragraph (a) above.

(d)	The change of Bond Trustee shall only take effect upon execution of all necessary actions to effectively substitute the retiring Bond Trustee, and the retiring Bond Trustee undertakes to co-operate in all reasonable manners without delay to such effect. The retiring Bond Trustee shall be discharged from any further obligation in respect of the Finance Documents from the change takes effect, but shall remain liable under the Finance Documents in respect of any action which it took or failed to take whilst acting as Bond Trustee. The retiring Bond Trustee remains entitled to any benefits and any unpaid fees or expenses under the Finance Documents before the change has taken place.

(e)	Upon change of Bond Trustee the Issuer shall co-operate in all reasonable manners without delay to replace the retiring Bond Trustee with the successor Bond Trustee and release the retiring Bond Trustee from any future obligations under the Finance Documents and any other documents.

16.6	Security Agent

(a)	The Bond Trustee is appointed to act as Security Agent for the Bonds, unless any other person is appointed. The main functions of the Security Agent may include holding Transaction Security on behalf of the Secured Parties and monitoring compliance by the Issuer and other relevant parties of their respective obligations under the Transaction Security Documents with respect to the Transaction Security on the basis of information made available to it pursuant to the Finance Documents.

(b)	The Bond Trustee shall, when acting as Security Agent for the Bonds, at all times maintain and keep all certificates and other documents received by it, that are bearers of right relating to the Transaction Security in safe custody on behalf of the Bondholders. The Bond Trustee shall not be responsible for or required to insure against any loss incurred in connection with such safe custody.

(c)	Before the appointment of a Security Agent other than the Bond Trustee, the Issuer shall be given the opportunity to state its views on the proposed Security Agent, but the final decision as to appointment shall lie exclusively with the Bond Trustee.

(d)	The functions, rights and obligations of the Security Agent will be determined by a Security Agency Agreement to be entered into between the Bond Trustee and the Security Agent, which the Bond Trustee shall have the right to require each Obligor and any other party to a Finance Document to sign as a party, or, at the discretion of the Bond Trustee, to acknowledge. The Bond Trustee shall at all times retain the right to instruct the Security Agent in all matters, whether or not a separate Security Agent Agreement has been entered into.

(e)	The provisions set out in Clause 16.4 (Expenses, liability and indemnity) shall apply mutatis mutandis to any expenses and liabilities of the Security Agent in connection with the Finance Documents.

(f)	The Bond Trustee will enter into a Security Agency Agreement with the Offshore Security Agent and the Onshore Security Agent.

17.	AMENDMENTS AND WAIVERS

17.1	Procedure for amendments and waivers

(a)	The Issuer and the Bond Trustee (acting on behalf of the Bondholders) may agree to amend the Finance Documents or waive a past default or anticipated failure to comply with any provision in a Finance Document, provided that:

(i)	such amendment or waiver is not detrimental to the rights and benefits of the Bondholders in any material respect, or is made solely for the purpose of rectifying obvious errors and mistakes;

(ii)	such amendment or waiver is required by applicable law, a court ruling or a decision by a relevant authority; or

(iii)	such amendment or waiver has been duly approved by the Bondholders in accordance with Clause 15 (Bondholders’ Decisions).

(b)	Any changes to these Bond Terms necessary or appropriate in connection with the appointment of a Security Agent other than the Bond Trustee shall be documented in an amendment to these Bond Terms, signed by the Bond Trustee (in its discretion). If so desired by the Bond Trustee, any or all of the Transaction Security Documents shall be amended, assigned or re-issued, so that the Security Agent is the holder of the relevant Security (on behalf of the Bondholders). The costs incurred in connection with such amendment, assignment or re-issue shall be for the account of the Issuer.

17.2	Authority with respect to documentation

If the Bondholders have resolved the substance of an amendment to any Finance Document, without resolving on the specific or final form of such amendment, the Bond Trustee shall be considered authorised to draft, approve and/or finalise (as applicable) any required documentation or any outstanding matters in such documentation without any further approvals or involvement from the Bondholders being required.

17.3	Notification of amendments or waivers

(a)	The Bond Trustee shall as soon as possible notify the Bondholders of any amendments or waivers made in accordance with this Clause 17 (Amendments and waivers), setting out the date from which the amendment or waiver will be effective, unless such notice according to the Bond Trustee’s sole discretion is unnecessary. The Issuer shall ensure that any amendment to these Bond Terms is duly registered with the CSD.

(b)	Prior to agreeing to an amendment or granting a waiver in accordance with Clause 17.1(a)(i) (Procedure for amendments and waivers), the Bond Trustee may inform the Bondholders of such waiver or amendment at a relevant information platform.

18.	MISCELLANEOUS

18.1	Limitation of claims

All claims under the Finance Documents for payment, including interest and principal, will be subject to the legislation regarding time-bar provisions of the Relevant Jurisdiction.

18.2	Access to information

(a)	These Bond Terms will be made available to the public and copies may be obtained from the Bond Trustee or the Issuer. The Bond Trustee will not have any obligation to distribute any other information to the Bondholders or any other person, and the Bondholders have no right to obtain information from the Bond Trustee, other than as explicitly stated in these Bond Terms or pursuant to statutory provisions of law.

(b)	In order to carry out its functions and obligations under these Bond Terms, the Bond Trustee will have access to the relevant information regarding ownership of the Bonds, as recorded and regulated with the CSD.

(c)	The information referred to in paragraph (b) above may only be used for the purposes of carrying out their duties and exercising their rights in accordance with the Finance Documents and shall not disclose such information to any Bondholder or third party unless necessary for such purposes.

18.3	Notices, contact information

Written notices to the Bondholders made by the Bond Trustee will be sent to the Bondholders via the CSD with a copy to the Issuer and the Exchange (if the Bonds are listed). Any such notice or communication will be deemed to be given or made via the CSD, when sent from the CSD.

(a)	The Issuer’s written notifications to the Bondholders will be sent to the Bondholders via the Bond Trustee or through the CSD with a copy to the Bond Trustee and the Exchange (if the Bonds are listed).

(b)	Notwithstanding paragraph (a) above and provided that such written notification does not require the Bondholders to take any action under the Finance Documents, the Issuer’s written notifications to the Bondholders may be published by the Bond Trustee on a relevant information platform only.

(c)	Unless otherwise specifically provided, all notices or other communications under or in connection with these Bond Terms between the Bond Trustee and the Issuer will be given or made in writing, by letter, e-mail or fax. Any such notice or communication will be deemed to be given or made as follows:

(i)	if by letter, when delivered at the address of the relevant party;

(ii)	if by e-mail, when received;

(iii)	if by fax, when received; and

(iv)	if by publication on a relevant information platform, when published.

(d)	The Issuer and the Bond Trustee shall each ensure that the other party is kept informed of changes in postal address, e-mail address, telephone and fax numbers and contact persons.

(e)	When determining deadlines set out in these Bond Terms, the following will apply (unless otherwise stated):

(i)	if the deadline is set out in days, the first day of the relevant period will not be included and the last day of the relevant period will be included;

(ii)	if the deadline is set out in weeks, months or years, the deadline will end on the day in the last week or the last month which, according to its name or number, corresponds to the first day the deadline is in force. If such day is not a part of an actual month, the deadline will be the last day of such month; and

(iii)	if a deadline ends on a day which is not a Business Day, the deadline is postponed to the next Business Day.

18.4	Defeasance

(a)	Subject to paragraph (b) below and provided that:

(i)	an amount sufficient for the payment of principal and interest on the Outstanding Bonds to the relevant Repayment Date (including, to the extent applicable, any premium payable upon exercise of a Call Option), and always subject to paragraph (c) below (the “Defeasance Amount”) is credited by the Issuer to an account in a financial institution acceptable to the Bond Trustee (the “Defeasance Account”);

(ii)	the Defeasance Account is irrevocably pledged and blocked in favour of the Bond Trustee on such terms as the Bond Trustee shall request (the “Defeasance Pledge”); and

(iii)	the Bond Trustee has received such legal opinions and statements reasonably required by it, including (but not necessarily limited to) with respect to the validity and enforceability of the Defeasance Pledge, then;

(A)	the Issuer will be relieved from its obligations under Clause 12.2 (Requirements as to Financial Reports) paragraph (a), Clause 12.3 (Put Option Event), Clause 12.4 (Information: Miscellaneous) and Clause 13 (General and financial undertakings);

(B)	any Transaction Security shall be released and the Defeasance Pledge shall be considered replacement of the Transaction Security; and

(C)	any Obligor shall be released from any Guarantee or other obligation applicable to it under any Finance Document.

(b)	The Bond Trustee shall be authorised to apply any amount credited to the Defeasance Account towards any amount payable by the Issuer under any Finance Document on the due date for the relevant payment until all obligations of the Issuer and all amounts outstanding under the Finance Documents are repaid and discharged in full.

(c)	The Bond Trustee may, if the Defeasance Amount cannot be finally and conclusively determined, decide the amount to be deposited to the Defeasance Account in its discretion, applying such buffer amount as it deems necessary.

A defeasance established according to this Clause 18.4 may not be reversed.

19.	GOVERNING LAW AND JURISDICTION

19.1	Governing law

These Bond Terms are governed by the laws of the Relevant Jurisdiction, without regard to its conflict of law provisions.

19.2	Main jurisdiction

(a)	Any disputes arising out of or in relation to these Bond Terms, including any disputes regarding the existence, breach termination or validity thereof, shall be finally resolved by arbitration in accordance with the Norwegian Arbitration Act (Act no 25/2004) as subsequently amended or replaced (the “Arbitration Act”) unless otherwise agreed between the parties. The Oslo District Court shall be the proper legal venue under the Arbitration Act section 6. The place of arbitration shall be Oslo and the language of the arbitration shall be English.

(b)	Notwithstanding the above:

(i)	disputes regarding:

(A)	the role of the Bond Trustee; or

(B)	the general rights and obligations of the Bond Trustee, any Security Agent and/or the Bondholders,

may in the Bond Trustee’s sole discretion be referred to the Norwegian courts with Oslo District Court as the venue.

(ii)	the Bond Trustee has the right to commence enforcement proceedings in any competent jurisdiction.

(c)	In case of a notice of arbitration from the Issuer, the Bond Trustee must notify in writing within 10 Business Days if it wishes to exercise this option. The arbitration will be deemed not initiated in accordance with the Arbitration Act section 23 before the time limit is lapsed. If the option is exercised the notice of arbitration shall have no force and effect.

19.3	Alternative jurisdiction

Clause 19 (Governing law and jurisdiction) is for the exclusive benefit of the Bond Trustee and the Bondholders and the Bond Trustee have the right:

(a)	to commence proceedings against the Issuer or any other Obligor or any of its/their respective assets in any court in any jurisdiction; and

(b)	to commence such proceedings, including enforcement proceedings, in any competent jurisdiction concurrently.

19.4	Service of process

(a)	Without prejudice to any other mode of service allowed under any relevant law, the Issuer:

(i)	irrevocably appoints Advokatfirmaet Selmer AS as its agent for service of process in relation to any proceedings in connection with these Bond Terms; and

(ii)	agrees that failure by an agent for service of process to notify the Issuer of the process will not invalidate the proceedings concerned.

(b)	If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Issuer must immediately (and in any event within 10 Business Days of such event taking place) appoint another agent on terms acceptable to the Bond Trustee. Failing this, the Bond Trustee may appoint another agent for this purpose.

-----000-----

These Bond Terms have been executed in two originals, of which the Issuer and the Bond Trustee shall retain one each.

SIGNATURES:

The Issuer:	As Bond Trustee and Security Agent:

BROOGE PETROLEUM AND GAS INVESTMENT COMPANY FZE	NORDIC TRUSTEE AS

By:	By:

Position:	Position:

ATTACHMENT 1
COMPLIANCE CERTIFICATE

[date]

Brooge Petroleum and Gas Investment Company FZE senior secured bonds 2020/2025 ISIN: NO 0010893076

We refer to the Bond Terms for the above captioned Bonds made between Nordic Trustee AS as Bond Trustee on behalf of the Bondholders and the undersigned as Issuer. Pursuant to Clause [●] of the Bond Terms a Compliance Certificate shall be issued in connection with each delivery of Financial Reports to the Bond Trustee.

This letter constitutes the Compliance Certificate for the period [●].

Capitalised terms used herein will have the same meaning as in the Bond Terms.

With reference to Clause 12.2 (Requirements as to Financial Reports) we hereby certify that all information delivered under cover of this Compliance Certificate is true and accurate and there has been no material adverse change to the financial condition of the Issuer since the date of the last accounts or the last Compliance Certificate submitted to you. Copies of our latest consolidated [Annual Financial Statements] / [Interim Accounts] are enclosed.

The Financial Covenants set out in Clause 13.13 (Financial Covenants) are met, please see the calculations and figures in respect of the ratios attached hereto.

We confirm that, to the best of our knowledge, no Event of Default has occurred or is likely to occur.

Yours faithfully,

NX

___________________

Name of authorised person

Enclosure: Annual Financial Statements / Interim Accounts; [and any other written documentation]

ATTACHMENT 2
RELEASE NOTICE – [**] ACCOUNT

[date]

Dear Sirs,

Brooge Petroleum and Gas Investment Company FZE senior secured bonds 2020/2025 ISIN: NO 0010893076

We refer to the Bond Terms for the above captioned Bonds made between Nordic Trustee AS as Bond Trustee on behalf of the Bondholders and the undersigned as Issuer.

Capitalised terms used herein will have the same meaning as in the Bond Terms.

We hereby give you notice that we on [date] wish to draw an amount of [currency and amount] from the [**] Account to be applied for the purpose set out below, and thereby applied pursuant to the purpose set out in the Bond Terms, and request you to instruct the bank to release the above mentioned amount.

We confirm that the amount drawn pursuant to this notice shall be applied for the following purpose:

We hereby further confirm that:

(a)	no Financial Indebtedness, Security or Financial Support exists within the Issuer Group other than as permitted pursuant to the Bond Terms;

(b)	the Phase 3 Assets have been transferred, assigned or novated to a Group Company outside of the Issuer Group;

(c)	[**]

We hereby represent and warrant that (i) no Event of Default has occurred and is continuing or is likely to occur as a result of the release from the [**] Account, and (ii) we repeat the representations and warranties set out in the Bond Terms as being still true and accurate in all material respects at the date hereof.

Yours faithfully,

NX

___________________

Name of authorized person

Enclosure: [copy of any written documentation evidencing the use of funds]